EXHIBIT 10.1

Underwriting Agreement

Royal Wolf Holdings Limited (ACN 121 226 793)
GFN U.S. Australasia Holdings, Inc.
General Finance Corporation
Credit Suisse (Australia) Limited (ACN 007 016 300)

13 May 2011

Gilbert + Tobin

2 Park Street
Sydney  NSW  2000
Australia

GPO Box 3810
Sydney  NSW  2001

T  +61 2 9263 4000
F  +61 2 9263 4111

DX 10348 SSE

www.gtlaw.com.au
59851.01-Sydney Server 1A

Contents                                                                                                                    Page

1	Defined terms and interpretation	1

1.1	Definitions in the Dictionary	1

1.2	Interpretation	2

2	Appointment of Underwriter	2

2.1	Appointment	2

2.2	Acceptance of appointment	2

2.3	Co-lead managers, co-managers and Brokers to the Offer	2

2.4	Sub-underwriters	2

3	Conditions	2

3.1	Conditional obligations of the agreement	2

3.2	Conditional obligations to underwrite	3

3.3	Best endeavours	4

3.4	Conditions not satisfied	4

3.5	Benefit	4

4	Conduct - General	4

4.1	Compliance	4

4.2	Timetable	4

4.3	Offer of Offer Shares	4

4.4	Support and access	4

4.5	Prospectus	5

4.6	Records	5

4.7	Quotation	5

4.8	Company responsible	5

4.9	CHESS approval	5

4.10	Despatch of holding statements	6

5	Conduct of the Offer	6

5.1	Acceptance of Valid Applications	6

5.2	Allocation	6

5.3	Settlement	6

i

5.4	Allotment, issue and transfer	7

5.5	Transaction confirmation statements and refunds	7

6	Shortfall	7

6.1	Shortfall Notice and Closing Certificate	7

6.2	Review of applications	7

6.3	Valid Applications to be lodged	7

6.4	Assignment of contractual rights	7

7	Due Diligence Investigations	8

7.1	Company’s responsibilities	8

7.2	Due Diligence Documents	8

7.3	Access to premises, books and records	8

7.4	Assistance	9

7.5	Privilege	9

7.6	Supplementary Prospectus	9

7.7	Information provided	9

8	Representations and warranties	10

8.1	Representations and warranties by the Company	10

8.2	Representations and warranties by the Underwriter	17

8.3	Representations and warranties by the Guarantor and GFN	18

8.4	Not affected by investigations	20

8.5	True and correct	20

8.6	Independent construction	20

8.7	Reliance	20

8.8	Acknowledgment	20

9	Undertakings	21

9.1	Undertakings by the Company	21

9.2	Undertakings by the Guarantor	23

9.3	Undertaking by GFN	24

9.4	Consultation on publicity	24

9.5	Initiatives	24

10	Fees and Costs	24

10.1	Fees	24

10.2	Co-lead managers, co-managers and Broker fees	25

10.3	Other Costs	25

10.4	Termination or withdrawal	25

10.5	Set-off	25

10.6	Interest	26

11	Termination by the Underwriter	26

11.1	Termination Events	26

11.2	Reasonableness	30

11.3	Independent construction	30

11.4	Notification	30

11.5	Contents of notice	30

11.6	Underwriter’s rights and powers to terminate	30

12	Indemnities	31

12.1	Offeror indemnity	31

12.2	Limited Offeror indemnity	32

12.3	Release	32

12.4	Preservation of rights	32

12.5	Notice of potential action	33

12.6	Conduct of Claims	33

12.7	Contractual contribution	35

12.8	Proportional contribution	36

12.9	No excess contribution	36

12.10	Reimbursement by Offerors	36

12.11	Reimbursement by Indemnified Party	36

12.12	Benefits of indemnity	36

12.13	Limitation of liability of third parties	36

12.14	Offer Documents	37

13	Goods and services tax (GST)	37

13.1	GST exclusive amounts	37

13.2	Gross up for GST	37

13.3	GST amount	37

13.4	Input Tax Credit	37

13.5	Tax Invoice	37

13.6	GST Groups	38

13.7	Variation of GST payable	38

14	Notices	38

14.1	Form - all communications	38

14.2	Delivery	38

14.3	When effective	38

14.4	When taken to be received	38

14.5	Receipt outside business hours	39

15	General	39

15.1	Discretion in exercising rights	39

15.2	Partial exercising of rights	39

15.3	No liability for loss	39

15.4	Conflict of interest	39

15.5	Remedies cumulative	39

15.6	Variation and waiver	39

15.7	Indemnities	39

15.8	Time is of the essence	39

15.9	Further assurances	40

15.10	Enforceability	40

15.11	Amendment	40

15.12	Severability	40

15.13	Assignment	40

15.14	Counterparts	40

15.15	Entire agreement	40

15.16	No fiduciary	40

15.17	Governing law	41

Schedule 1	Dictionary	42

Schedule 1	Timetable	51

Schedule 2	Closing Certificate	52

Schedule 3	Details	53

Schedule 4 Selling Restrictions	54

v

Date:
Parties

1	Royal Wolf Holdings Limited (ACN 121 226 793) of Suite 203, Level 2, 22-28 Edgeworth David Avenue, Hornsby, New South Wales (Company)

2	GFN U.S. Australasia Holdings, Inc. of 39 East Union Street, Pasadena, California, 91103, United States (Guarantor)

3	General Finance Corporation of 39 East Union Street, Pasadena, California, 91103, United States (GFN)

4	Credit Suisse (Australia) Limited (ACN 007 016 300) of Level 31, Gateway, 1 Macquarie Place, Sydney 2000 (Underwriter)

The Company and the Guarantor are referred to jointly as the Offerors and severally each as an Offeror.

Background

A	The Company proposes to undertake the Offer to raise a total amount of up to $[100] million by offering the Offer Shares for subscription in the manner described in the Offer Documents.

B	The Company also intends to apply, or has applied, to be admitted to the official list of ASX, and for quotation of its Ordinary Shares by ASX.

C	The Underwriter has:

(a)	conducted the Bookbuild to establish the Offer Price for the Offer Shares prior to entry into this agreement;

(b)	received firm commitments for [insert] Offer Shares under the Institutional Offer and the Broker Firm Offer prior to entry into this agreement; and

(c)	agreed to manage and underwrite the Offer subject to the terms and conditions of this agreement.

The parties agree

1	Defined terms and interpretation

1.1	Definitions in the Dictionary

A term or expression starting with a capital letter:

(a)	which is defined in the Dictionary in Schedule 1 (Dictionary), has the meaning given to it in the Dictionary;

(b)	which is defined in the Corporations Act, but is not defined in the Dictionary, has the meaning given to it in the Corporations Act; and

(c)	which is defined in the GST Law, but is not defined in the Dictionary or the Corporations Act, has the meaning given to it in the GST Law.

1.2	Interpretation

The interpretation clause in Schedule 1 (Dictionary) sets out rules of interpretation for this agreement.

2	Appointment of Underwriter

2.1	Appointment

The Company appoints the Underwriter on an exclusive basis to arrange and manage, and act as underwriter for the Offer on the terms and conditions of this agreement.

2.2	Acceptance of appointment

The Underwriter accepts the appointment on the terms and conditions of this agreement, including, subject to clauses 3 and 11, to underwrite the Offer by applying or procuring applications for, and by paying or procuring payment of the Offer Price in respect of, any Shortfall Shares in accordance with clause 6.2.

2.3	Co-lead managers, co-managers and Brokers to the Offer

Subject to the approval of the Company and the Guarantor, the Underwriter may, at its own cost, at any time appoint co-lead managers, co-managers and Brokers to the Offer.

2.4	Sub-underwriters

The Underwriter may, at its own cost, at any time appoint sub-underwriters to sub-underwrite the Offer and nominate the allottees or transferees of all or any of any Shortfall Shares.

3	Conditions

3.1	Conditional obligations of the agreement

The obligations of the Underwriter under this agreement are conditional on:

(a)	(Restriction Agreement) the Guarantor and GFN:

(i)
entering into a Restriction Agreement in a form and substance acceptable to the Underwriter by the Lodgement Date, and the Restriction Agreement not being terminated, rescinded or materially altered or amended prior to the Allotment Date; and

(ii)	agreeing in writing within that Restriction Agreement to the application of a holding lock (as defined in the Listing Rules) in respect of:

(A)	in relation to the Guarantor, all the Ordinary Shares held by it; and

(B)	in relation to GFN, all the shares held by it in the Guarantor and any interest it has in the Ordinary Shares held by the Guarantor,

up until the Restriction End Date and that holding lock is imposed or agreed to be imposed by ASX Settlement;

(b)
(Material Contracts) each Material Contract having been executed or adopted as applicable by all relevant parties in a form acceptable to the Underwriter by, or on, the Lodgement Date and, if required by law, lodged with the relevant regulatory authority by the relevant time;

(c)
(Due Diligence) the Underwriter receiving, prior to lodgement of the Prospectus with ASIC, a copy of the final and signed Due Diligence Report contemplated by the Due Diligence Planning Memorandum, which must also be addressed to, and expressed to be for the benefit of, each of the Due Diligence Committee members (including the Underwriter) and their representatives, and signed by each member of the Due Diligence Committee, and accompanied by:

(i)	a legal opinion letter from Freehills, as legal adviser to the Company;

(ii)
a formal sign-off from KPMG Transaction Services (Australia) Pty Limited, as accounting and financial adviser to the Company in relation to historical, forecast and pro forma financial and accounting information;

(iii)	a legal due diligence report from Buddle Findlay, as New Zealand legal adviser to the Company; and

(iv)	all other opinions, sign-offs and reports,

as contemplated in the Due Diligence Planning Memorandum and each in a form acceptable to the Underwriter with any material liability disclosed in such reports being addressed to the satisfaction of the Underwriter;

(d)	(lodgement of Prospectus) the Company lodging a copy of the Prospectus with ASIC in a form acceptable to the Underwriter (acting reasonably) on the Lodgement Date;

(e)	(applications) the Company confirming that it became capable of accepting applications in accordance with section 727(3) prior to 5.00pm on the Broker Firm Offer Opening Date; and

(f)
(other regulatory) the Company receiving all regulatory approvals, relief and modifications to enable the Offer to proceed in accordance with the Timetable, the Offer Documents and the terms and conditions of this agreement on or before 8.00am on the Lodgement Date.

3.2	Conditional obligations to underwrite

The obligations of the Underwriter to underwrite the Offer are conditional on:

(a)
(Closing Certificate) the Underwriter receiving a duly executed Closing Certificate from the Company by 9.00am on each of the Shortfall Notification Date and the Settlement Date dated as at such dates;

(b)
(Due Diligence Committee members’ final certificate) the Underwriter receiving the Due Diligence Committee members’ final certificate as contemplated by section 5.5 of the Due Diligence Planning Memorandum and signed by each member of the Due Diligence Committee (other than the Underwriter) by 9:00am on the Settlement Date; and

(c)	(quotation)

(i)	the Company applying to ASX for quotation of the Company’s Ordinary Shares as contemplated in clause 4.7(b); and

(ii)
ASX indicating in writing that it will grant permission for the quotation of the Company’s Ordinary Shares (subject only to customary pre-quotation listing conditions) on or before 5.00pm on the Shortfall Notification Date.

3.3	Best endeavours

The Company must use its best endeavours to ensure that the conditions precedent in clauses 3.1 and 3.2 are satisfied.

3.4	Conditions not satisfied

Without limiting clause 11, if any of the conditions precedent in clauses 3.1 or 3.2 are not satisfied by their respective deadlines, the Underwriter (in its absolute and unfettered discretion) may terminate its obligations under this agreement at any time by written notice to the Company.

3.5	Benefit

The conditions precedent in clauses 3.1 and 3.2 are for the benefit of the Underwriter only and may only be waived by the Underwriter in its absolute discretion.

4	Conduct - General

4.1	Compliance

The Company must:

(a)	conduct the Offer in accordance with the Offer Documents, the Timetable, its constitution, this agreement, the Listing Rules, the Corporations Act and any other applicable laws; and

(b)	keep the Underwriter fully informed as to the progress of the Offer.

4.2	Timetable

The Timetable may only be amended by the Company with the prior written consent of the Underwriter.

4.3	Offer of Offer Shares

The Company must offer the Offer Shares for subscription in accordance with this agreement, its constitution, the Offer Documents, the Timetable, the Listing Rules, the Corporations Act and all other applicable laws and regulations.

4.4	Support and access

The Company must provide its full support in the appointment of any co-lead managers, co-managers, Brokers or sub-underwriters to the Offer and in the marketing of the Offer as reasonably required by the Underwriter including:

(a)
(support and access) providing the full support of, access to, and assistance from, the Company’s senior executives for the promotion, advertising or marketing of the Offer, including the attendance and participation of these senior executives or persons at roadshow or other investor presentations and briefings; and

(b)	(copies of Offer Documents) providing electronic copies and the number of printed copies of the Offer Documents as the Underwriter reasonably requires from time to time.

4.5	Prospectus

The Company must:

(a)
(preparation) prepare the Prospectus for lodgement and any other Offer Documents in a form and substance approved by the Underwriter and will obtain the prior written consent of the Underwriter to the form and substance of, and any amendments to, the Offer Documents; and

(b)	(lodgement)

(i)	lodge the Prospectus on the Lodgement Date with ASIC (under section 718); and

(ii)	make the Prospectus (and any Supplementary Prospectus) available on the Company's offer website as soon as practicable after its lodgement with ASIC.

4.6	Records

The Company must maintain or procure the maintenance of (and permit the Underwriter to inspect at any reasonable time) accurate records of:

(a)	the number and copies of all applications received;

(b)	all money banked;

(c)	the processing of applications; and

(d)	the despatch of transaction confirmation statements,

in respect of Offer Shares offered under the Offer.

4.7	Quotation

(a)	The Company must, within 7 days of the date of the lodgement of the Prospectus, apply to be admitted to the official list of ASX and for the Offer Shares to be granted quotation on ASX.

(b)
The Company must use its best endeavours to ensure that the Company is admitted to the official list of ASX and that quotation is granted for the Offer Shares on ASX on or before the Quotation Date and in accordance with the Prospectus.

4.8	Company responsible

Except to the extent required by law, it shall be the responsibility of the Company to ensure, and the Company undertakes to ensure, that the Offer Documents and the Public Information (including the contents of any material which has been approved by the Underwriter) comply in all respects with the relevant provisions of all applicable laws.

4.9	CHESS approval

The Company must use its best endeavours to ensure that the Offer Shares will be “CHESS approved” (as defined in the Listing Rules) no later than the Quotation Date.

4.10	Despatch of holding statements

The Company must despatch requisite statements as to uncertificated holdings in respect of each issued Offer Share in accordance with all applicable laws and the Timetable.

5	Conduct of the Offer

5.1	Acceptance of Valid Applications

The Company must accept all Valid Applications lodged:

(a)	by applicants to whom the Offer was made; and

(b)	by or on behalf of the Underwriter under clause 6.3.

However, the parties acknowledge and agree that Valid Applications under the Offer may be scaled back or rejected as a result of the allocations of Offer Shares made under clause 5.2.

The Company must comply with section 722 in respect of application money received by the Company or the Registry under the Offer.

Subject to clause 5.2, all Valid Applications will be deemed to have been accepted in full by the Company and will go in relief of the obligations of the Underwriter under this agreement.

5.2	Allocation

(a)
The allocation of the Offer Shares between the Institutional Offer and the Broker Firm Offer was determined by the Underwriter in consultation with the Company and the Guarantor having regard to the results of the Bookbuild.

(b)	The Underwriter will, in its absolute discretion, determine the allocation of Offer Shares to participants within the Institutional Offer and Broker Firm Offer.

(c)
The parties confirm that the Brokers who participated in the Broker Firm Offer subject to any contractual arrangement with the Underwriter, have sole and absolute discretion to determine the identity of, and allocations to, their private clients.

(d)
Subject to the allocation determination made in accordance with paragraph (a)  and (b) of this clause 5.2, the Company must allot all of the Offer Shares to applicants who have lodged Valid Applications as directed by the Underwriter.

5.3	Settlement

To the extent practicable, settlement of the allocation of the Offer Shares will take place on the Settlement Date and:

(a)
under the Institutional Offer, the Underwriter or an Affiliate of it will act as a broker under the CHESS Rules and manage settlement on behalf of the Company on a DvP basis in accordance with the CHESS Rules; and

(b)	under the Broker Firm Offer, the Registry will manage settlement on behalf of the Company on a DvP basis in accordance with the CHESS Rules.

The Company must take all necessary and appropriate steps in connection with settlement as directed by the Underwriter, including in the case of the Company issuing Allocation Interests in respect of the relevant Offer Shares to the Underwriter or an Affiliate.

5.4	Allotment, issue and transfer

On or before the Settlement Date, the Company must take all necessary and appropriate steps required to be taken by it to allot and issue all of the Offer Shares, on or before the Allotment Date, to applicants who have lodged Valid Applications so that no further step is required to effect the allotment and issue other than the sending of a CHESS transformation message in respect of those Offer Shares which are being settled via DvP.

5.5	Transaction confirmation statements and refunds

The Company must despatch transaction confirmation statements in respect of the Offer Shares and refund cheques (if any) in accordance with the Timetable, the Corporations Act and Listing Rules as soon as practicable after the Settlement Date.

6	Shortfall

6.1	Shortfall Notice and Closing Certificate

(a)	No later than 10.00am on the Shortfall Notification Date, the Company may give the Underwriter a Shortfall Notice.

(b)
The Company must give the Underwriter a Closing Certificate by 9.00am on each of the Shortfall Notification Date, regardless of whether a Shortfall Notice is given, and the Settlement Date, dated as at each such dates.

6.2	Review of applications

Before providing a Shortfall Notice under clause 6.1, the Company must inform the Underwriter of the number of applications for Offer Shares which are not Valid Applications and the grounds on which the Company believes the applications are not valid and permit the Underwriter to review those applications.

6.3	Valid Applications to be lodged

Subject to clauses 3.4, 6.2 and 11, and receipt of a Shortfall Notice and Closing Certificate in accordance with clause 6.1 on or before the Settlement Date, the Underwriter must:

(a)	lodge or cause to be lodged with the Company, Valid Applications for the Shortfall Shares; and

(b)	pay or procure the payment of the Offer Price for the Shortfall Shares in cleared funds via DvP settlement.

6.4	Assignment of contractual rights

(a)
Subject to the Underwriter performing its obligations under clause 6.3, the Company must assign to the Underwriter all its contractual rights and recourses it may have against any defaulting person allocated Offer Shares under the Offer (including the rights to require payment of the Offer Price for the Offer Shares or, alternatively, to terminate the contract to issue or transfer the relevant Offer Shares to the relevant investor and instead issue or transfer them to the Underwriter or any person nominated by it), which contractual rights and recourse may arise by reason of that person’s failure to settle on the Settlement Date in respect of the Offer Shares allocated to it under the Offer.

(b)
If the Company is unable to assign to the Underwriter all of its contractual rights and recourse referred to in this clause 6.4, the Company undertakes that it will assign these rights when it is legally able to do so.

7	Due Diligence Investigations

7.1	Company’s responsibilities

Until Completion, the Company must:

(a)	continue to make all enquiries as are reasonable;

(b)	conduct due diligence in accordance with the Due Diligence Planning Memorandum; and

(c)	ensure that:

(i)
there are no omissions from the Prospectus of material required by the Corporations Act, the Listing Rules and other applicable laws and that the statements included in the Prospectus are not, and do not become, misleading or deceptive; and

(ii)
the Due Diligence Committee is made aware as soon as practicable of any new circumstance that has arisen since the Prospectus was lodged with ASIC that would have been required by the Corporations Act to be included in the Prospectus if it had arisen before the Prospectus was lodged with ASIC.

7.2	Due Diligence Documents

The Company must at any time provide the Underwriter with full and free access to, and on request, copies of the Due Diligence Report and all materials and documents used or created in connection with the Due Diligence Process, on receipt of reasonable notice from the Underwriter, and the Company must maintain those materials and documents until the later of 7 years from Completion for that purpose and completion of any relevant Enquiry.

7.3	Access to premises, books and records

Notwithstanding clause 7.2, the Company agrees upon reasonable notice to allow the Underwriter and its officers and advisers full and free access to the premises, books and records of the Group and full access to the Company’s officers, directors and employees at all reasonable times:

(a)	before Completion; or

(b)	during or in preparation for any Enquiry in relation to the Offer or any of the Offer Documents,

to enable the Underwriter to obtain any information about any matters which the Underwriter or Indemnified Parties reasonably requires in relation to the Offer or any of the Offer Documents or this agreement.

7.4	Assistance

The Company must provide any information, assistance and facilities, or maintain records, which the Underwriter reasonably requires from time to time for the purposes of clauses 7.2 and 7.3, for the period or periods specified in the relevant clause, during the life of any relevant Enquiry, or 7 years from Completion, whichever is the later.

7.5	Privilege

If the provision of any access, information, assistance and facilities contemplated by clause 7.3 or 7.4 would in the reasonable opinion of legal advisers to the Company lead to a loss of legal professional privilege:

(a)
the Company must use its best endeavours to identify and then employ a method for providing maximum access, information, assistance or facilities to the Underwriter without the loss of legal professional privilege;

(b)
if the Company considers that any access, information, assistance or facilities cannot be provided under clause 7.3 or 7.4, it must obtain an opinion from senior counsel satisfactory to the Underwriter to confirm that the access, information, assistance or facilities could not be made without the risk of loss of legal professional privilege;

(c)
the Company may withhold any access, information, assistance or facilities in order to prevent the loss of any legal professional privilege only if it has first complied with paragraphs (a) and (b); and

(d)	the Underwriter must comply with any reasonable steps identified by the Company under paragraph (a) to preserve any legal professional privilege.

7.6	Supplementary Prospectus

(a)
If the Company or the Underwriter reasonably form the view or become aware of any matter that would require the Company to lodge a Supplementary Prospectus with ASIC, the Company or Underwriter must immediately notify the other parties of that matter and the Company must as soon as practicable and in any event within 1 Business Day, lodge a Supplementary Prospectus with ASIC in a form approved by the Underwriter.  The Company must immediately take all actions in respect of the Supplementary Prospectus as may be required by the Underwriter.

(b)
If required by law, any Supplementary Prospectus must also be despatched by the Company to all recipients of the Offer Documents of which the Company and the Underwriter is aware, within 3 Business Days of its lodgement.

(c)	Any notification or approval given in respect of this clause 7.6 is given without prejudice to the rights of the Underwriter to terminate under clauses 3.4 or 11.

7.7	Information provided

(a)
The Company agrees and acknowledges that the Underwriter will use and rely on information provided by the Company and its Representatives (including financial and accounting information) in performing its obligations under this agreement without having independently verified the information and that the Underwriter does not assume responsibility for the accuracy or completeness of the information or any other information on which it may rely in connection with this agreement.

(b)
The Company will inform the Underwriter promptly if it becomes aware that any information released by it or on its behalf to the Underwriter is not or ceases to be true, accurate, complete and not misleading or does not or ceases to comply with applicable laws.

8	Representations and warranties

8.1	Representations and warranties by the Company

The Company represents and warrants, and where applicable undertakes, to the Underwriter that:

(a)	(power) it has the full capacity and power to enter into and comply with all the terms and conditions of this agreement;

(b)
(authorisations) all approvals and authorities that may be required to permit it to enter into this agreement and to perform its obligations under this agreement in accordance with its terms have been obtained and remain valid and subsisting;

(c)	(validity of obligations) this agreement is a valid and binding obligation on it;

(d)	(status) it is a company limited by shares, validly existing under the laws of its place of incorporation;

(e)	(compliance) the Offer and the content and dissemination of the:

(i)	Offer Documents (other than those in paragraph (b) of that definition) did comply and will continue to comply;

(ii)	the Offer Documents referred to in paragraph (b) of that definition and the Public Information will comply,

with the Corporations Act, the Listing Rules, regulations and all other applicable laws;

(f)	(Offer Documents and Public Information):

(i)
at the time of its publication and at all times before Completion there will be no omissions from any Offer Document and any Public Information (subject to any subsequent Public Information issued prior to the Lodgement Date) of material required by the Corporations Act;

(ii)
at the time of its publication and at all times before Completion the Offer Documents and the Public Information (subject to any subsequent Public Information issued prior to the Lodgement Date) will not contain any statements which are misleading or deceptive (including, without limitation, misleading statements within the meaning of section 728(2) or false or misleading statements within the meaning of section 1041E);

(iii)
the issue and distribution by, or on behalf of, the Company, distribution by the Underwriter, of the Offer Documents did not, and will not, constitute conduct by any person which is misleading or deceptive, or likely to mislead or deceive;

(iv)
any statement of opinion or belief contained in any Offer Document or any Public Information was (at the time made) and is truly and honestly held by that person and the maker of the statement has reasonable grounds for holding the opinion or the belief; and

(v)	there were (at the time made) and are reasonable grounds for the making of all statements contained in the Offer Documents and Public Information;

(g)
(conduct) it has not engaged in, and will not engage in, conduct that is misleading or deceptive or which is likely to mislead or deceive in connection with the issue and distribution of the Offer Documents or the Public Information or the making of the Offer;

(h)
(disclosure) all the information supplied to the Underwriter (including prior to the date of this agreement) by or on behalf of the Company (including disclosures in the Due Diligence Report), was (at the time of supply) and is true, complete and accurate, was not (at the time of supply) and is not misleading or deceptive nor contained (at the time of supply) or contains any omission;

(i)	(due diligence) the Due Diligence Process has been properly implemented and fully carried out in accordance with the Due Diligence Planning Memorandum;

(j)
(ongoing due diligence) the Company has conducted and will continue until Completion to conduct the Due Diligence Process in accordance with the Due Diligence Planning Memorandum, including to make all reasonable enquiries to ensure that there are no omissions from the Offer Documents and that the statements included in the Offer Documents are true and not misleading or deceptive in any respect, and do not become misleading or deceptive in any respect and do not constitute conduct by any person which is misleading or deceptive;

(k)	(non-disposal) it will not allow the Guarantor to dispose of, or deal with, any Ordinary Shares held by it, except as contemplated by the Restriction Agreement referred to in clause 3.1(a);

(l)
(no insolvency) neither the Company nor any member of the Group are Insolvent and there is no act which has occurred or any omission made which may result in any of the Company or a member of the Group becoming Insolvent;

(m)	(Closing Certificates) each of the Closing Certificates it gives to the Underwriter will be true and correct and not misleading or deceptive and contain no omissions;

(n)
(prejudicial to prospects of Offer) it has not and it will not, and it will use its best endeavours to ensure that its officers will not, do or omit to do, anything which is, or is likely to be, prejudicial to the prospects of the Offer, except as required by law, any Governmental Agency or by the Listing Rules;

(o)	(Offer Shares) the Offer Shares will:

(i)	be fully paid and duly and validly authorised and issued;

(ii)	be free from all Encumbrances, other than those provided for in the Company’s constitution;

(iii)	constitute legal, valid and binding obligations of the Company;

(iv)	be enforceable on their terms;

(v)	have no restriction on their transfer in the manner contemplated by the Offer, the Offer Documents and this agreement;

(vi)	conform to the description of the Offer Shares contained in the Offer Documents; and

(vii)	will have the rights set out in the Company’s constitution;

(p)
(assets) except as disclosed in the Pathfinder, the Company or its Affiliates have not, or will not, have created or agreed to create any Encumbrance over any or all of its assets which would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect;

(q)
(future matters) each statement in any of the Offer Documents or Public Information relating to the Offer released on, or following the initial distribution of the Pathfinder, that relates to a future matter (including prospective financial information), and each expression of opinion, belief, expectation, intention or policy in the Offer Documents, or Public Information in relation to the Offer released on or following the initial distribution of the Pathfinder, was made on reasonable grounds and after due and careful enquiry in good faith using assumptions believed by the management and the directors of the Company to be reasonable;

(r)	(no breach) it is not in breach of, and has not since the initial distribution of the Pathfinder been in breach of, any provision of:

(i)	the Corporations Act or any other law to which the Company is subject or any order of any Governmental Agency that is binding on it;

(ii)	the Listing Rules (except where compliance has been waived, or as modified, by ASX);

(iii)	its constitution;

(iv)	any legally binding requirement of ASIC or ASX; and

(v)	any other undertaking or instrument or authorisation binding on it (or its Affiliates),

in each case, in a material respect.

(s)
(no contravention) neither the execution or performance of this agreement including carrying out by the Company of the transactions (or any of them) that this agreement contemplates, does or will contravene:

(i)	the Corporations or any other law to which the Company is subject or any order of any Governmental Agency that is binding on it;

(ii)	the Listing Rules (except where compliance has been waived, or as modified, by ASX);

(iii)	its constitution;

(iv)	any legally binding requirement of ASIC (including any policy or class order of ASIC and any ASIC relief or modification obtained by it in connection with the Offer) or ASX; or

(v)	any other agreement, undertaking or instrument or authorisation binding on it (or its Affiliates),

in each case, in a material respect.

(t)
(litigation) except as disclosed in the Pathfinder, the Company and each other member of the Group are not involved in, and none of their properties are subject to, any litigation, arbitration, administrative or government proceeding or investigation relating to claims or amounts which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would adversely affect the consummation of the transactions contemplated by this agreement or the power or ability of the Company to perform its obligations under this agreement, or which are otherwise material in the context of the Offer, and to the knowledge of the Company, no such litigation, arbitration, administrative, or government proceeding or investigation is pending or threatened;

(u)	(Material Contracts):

(i)
the Company and each other member of the Group have full power to enter into and comply with all contracts which are material to the business of the Group as a whole and those contracts are binding and enforceable by the Company and each other member of the Group in accordance with their terms; and

(ii)
the Company and each other member of the Group are not in breach in any material respect under any Material Contracts to which they are parties and nothing has occurred which is, or with giving of notice, lapse of time, satisfaction of some other condition, or any combination of these, constitutes an event (whatever called) which causes or enables the expenditure or acceleration of expenditure of any material payment to be made under, or the enforcement, termination or rescission of, any Material Contract;

(v)
(licences) except as disclosed in the Pathfinder, the Company and each other member of the Group hold all licences, permits, authorisations or consents necessary to the conduct of their business as currently conducted and described in the Pathfinder and all of these licences, permits, authorisations and consents are in full force and effect and not liable to be revoked or not renewed except as disclosed in the Pathfinder or except where the revocation or non renewal could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(w)
(business of the Company) from the date of the initial distribution of the Pathfinder until 90 days following Completion, the Company and its Affiliates have and will carry on their business in the ordinary course and have not and will not dispose or agree to dispose of the whole or any part of their business or their property without the prior written consent of the Underwriter, provided that the Company may acquire or agree to acquire assets or businesses where the purchase price for such acquisitions is less than $10 million (in aggregate);

(x)	(Working capital) on Completion, the Company will have sufficient working capital, capital resources and liquidity to carry on its business as described in the Pathfinder;

(y)	(eligible for listing) subject to successful completion of the Offer, the Company is eligible under the Listing Rules and other requirements of ASX to be listed on ASX;

(z)	(Accounts) the Accounts present a true and fair view of the financial position of the Company as at and for the period ended on the last balance date of the Accounts;

(aa)	(constitution) the Company's constitution complies with the Listing Rules and the requirements of ASX for the purpose of it being admitted to the official list of ASX;

(bb)	(insurance):

(i)
the Company and each other member of the Group are insured by, or are the beneficiaries of insurance policies issued by, insurers of recognised financial responsibility against relevant losses and risks and in amounts as are prudent and customary in the businesses in which they are engaged;

(ii)
all policies of insurance insuring the Company and each other member of the Group or their respective businesses, assets, employees, officers and directors are in full force and effect in all material respects;

(iii)	the Company and each other member of the Group are in compliance with the terms of those policies in all material respects; and

(iv)
there are no claims by the Company or each other member of the Group under any insurance policy as to which any insurance company is denying liability or defending under a reservation of rights clause which is required to be paid by the Company which will, or is likely to, have a Material Adverse Effect which has not been disclosed in the Pathfinder;

(cc)	(agreements and Authorisations) the Company and each other member of the Group:

(i)	have all agreements and Authorisations necessary to conduct the businesses (as currently conducted or contemplated and described in the Pathfinder);

(ii)
have disclosed in the Pathfinder all agreements to which the Company or and each other member of the Group is a party which are material to the making of an informed investment decision in relation to the Offer;

(iii)	have complied with, and are not in breach of, and have not received any communication regarding breach or termination of, or intent not to renew any agreement or Authorisation; and

(iv)	can carry out the transactions that this agreement or the Pathfinder contemplate without breach of, or impairment of, rights under any agreement or Authorisation;

(dd)
(entitlement) except as set out in the Pathfinder, no person holds or has any right to subscribe for, or to receive or to be issued any shares, options to subscribe for shares in the capital of the Company or any other securities convertible or exchangeable into equity in the Company and the Company has not issued, or agreed to issue, and will not issue, or agree to issue shares, options or other securities to any person;

(ee)
(capitalisation of each other member of the Group) the other members of the Group are the only Subsidiaries of the Company; all of the issued and outstanding shares of the other members of the Group have been duly authorised, validly issued and fully paid and, except as disclosed in the Pathfinder, are owned directly or indirectly by the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim, defect or other third party interest.  Except as disclosed in the Pathfinder, none of the issued shares of any other member of the Group is the subject of any agreement pursuant to which any person is or may be entitled or has the right to call for the transfer of the shares of any other member of the Group, and there are no agreements in force pursuant to which any person is or may become entitled to or has the right to call for the issuance of any shares in any other member of the Group or securities convertible into or exchangeable for shares in any other member of the Group nor has any other member of the Group given or agreed to grant any option or right (whether contingent or not) in respect of its unissued shares;

(ff)	(environmental laws):

(i)	the Company and each other member of the Group:

(A)
are in compliance with all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (Environmental Laws);

(B)	except as disclosed in the Pathfinder have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and

(C)	are in compliance with all terms and conditions of any such permit, license or approval,

except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)
except as disclosed in the Pathfinder, there are no current or anticipated costs or liabilities of the Company or each other member of the Group associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(gg)
(title to property) the Company and each other member of the Group have all real and personal property necessary to conduct its business as currently conducted, contemplated and described in the Pathfinder.  Except as disclosed in the Pathfinder, the Company and each other member of the Group have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all Encumbrances and defects except as would not individually or in the aggregate, have a Material Adverse Effect, and any real property and buildings held under lease by the Company and each other member of the Group are held by it under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect;

(hh)
(anti-money laundering) the operations of the Group are and have been conducted at all times in compliance with all financial record keeping and reporting requirements imposed by law or regulation and in compliance with the money laundering and proceeds of crime statutes of all jurisdictions in which its business operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency (collectively, the Money Laundering Laws) and no action, suit or proceeding by or before any court or Government Agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(ii)
(OFAC) none of the Company, any other member of the Group or, to the knowledge of the Company, after due enquiry any director, officer, agent, employee or Affiliate of the Company or any other member of the Group is currently subject to any U.S. sanctions administered by the Sanctions Programs Summaries of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC); and the Company will not directly or indirectly use the proceeds of the Offer, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC;

(jj)
(no stamp and transfer taxes) no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriter to any Australian Government Agency or any political subdivision or taxing authority thereof or therein in connection with the execution, delivery and performance of this agreement and the Offer, issuance and delivery by the Company of the Offer Shares to be issued by the Company in accordance with the terms of this agreement;

(kk)
(brokers' fees and commissions) except as disclosed in the Pathfinder, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company, the Guarantor or the Underwriter for a brokerage commission, finder's fee or other like payment in connection with the Offer;

(ll)
(no U.S. Securities Act registration required) subject to the accuracy of the representations and warranties of the Underwriter under clauses 8.2(f) to 8.2(h), and the accuracy of the equivalent representations and warranties of any co-lead managers or co-managers in the agreements appointing them as syndicate members, it is not necessary in connection with the initial offer, sale and delivery of the Offer Shares by the Company, and the initial offer, resale and delivery of such Offer Shares by the Underwriter in connection with the Underwriter' s settlement support obligations under this agreement, in each case in the manner contemplated by this agreement and in the Pathfinder, to register the Offer Shares under the U.S. Securities Act, it being understood that the Company makes no representation or warranty about any subsequent resale of the Offer Shares;

(mm)
(internal controls) the Group has or is implementing internal controls, processes and structures to safeguard the integrity of the Company’s financial reporting in accordance with Principle 4 of the ASX’s Corporate Governance Principles and Recommendations. The Company is not aware of any material weaknesses in the Group’s internal controls, processes and structures.  Since the date of the latest audited financial statements included in the Pathfinder, there has been no change in the Group's internal controls, processes and structures that has materially adversely affected, or is reasonably likely to materially adversely affect the Group's internal controls;

(nn)	(internal accounting controls) the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)	transactions are executed in accordance with management's general or specific authorisations;

(ii)	transactions are recorded as necessary to permit preparation of financial statements in conformity with AIFRS; and

(iii)	assets are properly managed and controlled, and asset registers are properly maintained, such that the Company is reasonably satisfied of asset accountability;

(oo)
(taxation) the Company and each other member of the Group have filed all tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure to so file would not, individually or in the aggregate, result in a Material Adverse Effect) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(pp)	(events since last accounts date) since the date of the Group’s last audited financial accounts included in the Offer Documents:

(i)	the business of the Group has been carried on in the ordinary and usual course;

(ii)
there has been no change in the assets, liabilities, financial position or performance, profits, losses or prospects of the Group from that set out in its last audited financial statements except for changes in the ordinary and usual course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; and

(iii)
its business, assets, liabilities, financial position or performance, profits, losses, prospects or forecasts and that of its controlled entities (taken as a whole group) have not been materially or adversely affected by any matter, either financial or otherwise;

(qq)
(Not offer to sell) the Company will not offer or sell Offer Shares to persons that are in the United States (other than Eligible U.S. Fund Managers) or that are U.S. Persons or acting for the account or benefit of, U.S. Persons;

(rr)
(no directed selling efforts) none of the Company, any of its Affiliates that it Controls nor any person acting on behalf of any of them (other than the Underwriter, any of its Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has engaged or will engage in any “directed selling efforts” (as that term is defined in Rule 902(c) under the U.S. Securities Act); and

(ss)
(no general solicitation or general advertising) none of the Company, any of  its Affiliates that it Controls or any person acting on behalf of any of them (other than the Underwriter, any of its Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has offered or sold or will offer or sell the Offer Shares in the United States by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the U.S. Securities Act or in any manner involving a public offering in the United States within the meaning of section 4(2) of the U.S. Securities Act.

8.2	Representations and warranties by the Underwriter

The Underwriter represents and warrants to the Offerors that:

(a)	(status) it is a company limited by shares, validly existing under the laws of its place of incorporation;

(b)	(power) it has power to enter into and comply with all of the terms and conditions of this agreement;

(c)
(authorisations) all approvals and authorities that may be required to permit it to enter into this agreement and to perform its obligations under this agreement in accordance with its terms have been obtained and remain valid and subsisting;

(d)	(validity of obligations) this agreement is a valid and binding obligation on it;

(e)	(Selling restrictions) it has as at the date of this Agreement and will market the Offer in compliance with the Selling Restrictions in the relevant jurisdictions to which the Offer is extended;

(f)	(U.S. selling restriction) it acknowledges and agrees that the Offer Shares have not been and will not be registered under the U.S. Securities Act and may only be offered or sold:

(i)	within the United States to Eligible U.S. Fund Managers in “offshore transactions” (as defined in Rule 902(h) under Regulation S) in reliance on Regulation S under the U.S. Securities Act; and

(ii)	outside the United States, to eligible investors in “offshore transactions” (as defined in Rule 902(h) under Regulation S) in reliance on Regulation S under the U.S. Securities Act;

(g)
(no general solicitation or general advertising) it, its Affiliates and each person acting on behalf of any of them has not solicited offers for or offered to sell or sold, and will not solicit offers for or offer to sell or sell, the Offer Shares in the United States by any form of general solicitation or general advertising within the meaning of Rule 502(2) under the U.S. Securities Act or in any manner involving a public offering in the United States within the meaning of section 4(2) of the U.S. Securities Act; and

(h)
(no directed selling efforts) it, its Affiliates and each person acting on behalf of any of them has not engaged, and will not engage, in any “directed selling efforts” as defined in Rule 902(c) under the U.S. Securities Act.

8.3	Representations and warranties by the Guarantor and GFN

Each of the Guarantor and GFN represent and warrant, and where applicable undertake, to the Underwriter that:

(a)	(power) it has the full capacity and power to enter into and comply with all the terms and conditions of this agreement;

(b)
(authorisations) all approvals and authorities that may be required to permit it to enter into this agreement and to perform its obligations under this agreement in accordance with its terms have been obtained and remain valid and subsisting;

(c)	(validity of obligations) this agreement is a valid and binding obligation on it;

(d)	(status) it is a company limited by shares, validly existing under the laws of the state of incorporation;

(e)	(no insolvency) it is not Insolvent and there is no act which has occurred or any omission made which may result in it becoming Insolvent;

(f)	(Public Information): it will procure that any Public Information complies with the following:

(i)
at the time of its publication and at all times before Completion there will be no omissions from any Public Information (subject to any subsequent Public Information issued prior to the Lodgement Date) of material required by the Corporations Act, to the extent applicable;

(ii)
at the time of its publication and at all times before Completion the Public Information (subject to any subsequent Public Information issued prior to the Lodgement Date) will not contain any statements which are misleading or deceptive (including, without limitation, misleading statements within the meaning of section 728(2) or false or misleading statements within the meaning of section 1041E), to the extent applicable;

(iii)
any statement of opinion or belief contained in any Public Information was (at the time made) and is truly and honestly held by that person and the maker of the statement has reasonable grounds for holding the opinion or the belief; and

(iv)	there were (at the time made) and are reasonable grounds for the making of all statements contained in the Public Information;

(g)
(conduct) it has not engaged in, and will not engage in conduct that is misleading or deceptive or which is likely to mislead or deceive in connection with the issue and distribution of the Offer Documents or the Public Information or the making of the Offer;

(h)
(disclosure) all the information supplied to the Underwriter (including prior to the date of this agreement) by or on behalf of the Company (including disclosures in the Due Diligence Report), was (at the time of supply) and is true, complete and accurate, was not (at the time of supply) and is not misleading or deceptive nor contained (at the time of supply) or contains any omission;

(i)
(prejudicial to prospects of Offer) it has not and it will not, and it will use its best endeavours to ensure that its officers will not, do or omit to do, anything which is, or is likely to be, prejudicial to the prospects of the Offer, except as required by law, any Governmental Agency or by the Listing Rules;

(j)
(litigation) it is not involved in, and none of its properties are subject to, any litigation, arbitration, administrative or government proceeding or investigation relating to claims or amounts which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would adversely affect the consummation of the transactions contemplated by this agreement or the power or ability of the Company or the Guarantor to perform its obligations under this agreement, or which are otherwise material in the context of the Offer, and to its knowledge, no such litigation, arbitration, administrative, or government proceeding or investigation is pending or threatened;

(k)
(anti-money laundering) the operations of the Group are and have been conducted at all times in compliance with all financial record keeping and reporting requirements imposed by law or regulation and in compliance with the money laundering and proceeds of crime statutes of all jurisdictions in which its business operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency (collectively, the Money Laundering Laws) and no action, suit or proceeding by or before any court or Government Agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Guarantor or GFN, threatened;

(l)
(OFAC) none of the Company, any other member of the Group or, to its knowledge, after due enquiry any director, officer, agent, employee or Affiliate of the Company or any other member of the Group is currently subject to any U.S. sanctions administered by the Sanctions Programs Summaries of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC); and it will procure that the Company will not directly or indirectly use the proceeds of the Offer, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC;

(m)
(Not offer to sell) it will procure that the Company will not offer or sell Offer Shares to persons that are in the United States (other than Eligible U.S. Fund Managers) or that are U.S. Persons or acting for the account or benefit of, U.S. Persons;

(n)
(no directed selling efforts) none of the Guarantor, GFN, the Company, any of their respective Affiliates that they Control nor any person acting on behalf of any of them (other than the Underwriter, any of its Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has engaged or will engage in any “directed selling efforts” (as that term is defined in Rule 902(c) under the U.S. Securities Act); and

(o)
(no general solicitation or general advertising) except for public disclosure of GFN required by applicable law, none of the Guarantor, GFN, the Company, any of their respective Affiliates that they Control or any person acting on behalf of any of them (other than the Underwriter, any of its Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has offered or sold or will offer or sell the Offer Shares in the United States by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the U.S. Securities Act or in any manner involving a public offering in the United States within the meaning of section 4(2) of the U.S. Securities Act.

8.4	Not affected by investigations

The representations, warranties and undertakings under this agreement are not affected or extinguished by any investigation made by, or on behalf of, the Underwriter into the affairs of the Offerors or by any other event or matter unless:

(a)	the Underwriter has given a specific written waiver or relief;

(b)	the Offerors have fully and fairly disclosed the event or matter relevant to the representations, warranties or undertakings in the Offer Documents or the Due Diligence Report; or

(c)
the event or matter relevant to the representations, warranties or undertakings occurs, or fails to occur, after the date of this agreement at the express written request or with the express written approval of the Underwriter.

8.5	True and correct

Each party further represents and warrants that each of the representations and warranties given by it in this clause 8 is true and correct in every respect as at the date of this agreement and will be so at all times before Completion.

8.6	Independent construction

Each of the paragraphs and sub-paragraphs set out in clauses 8.1 and 8.2 will be construed independently and no paragraph or sub-paragraph will be limited by implications arising from any other paragraph or sub-paragraph.

8.7	Reliance

Each party acknowledges that the other parties are entering into this agreement in reliance on the representations and warranties given to them in this clause 8.

8.8	Acknowledgment

Each party to this agreement acknowledges that the representation and warranty in clause 8.1(k) does not give the Underwriter any power to dispose of, or control the disposal of, the shares the subject of the Restriction Agreement referred to in clause 3.1(a), and a breach of clause 8.1(k) will only give rise to a right to damages.

9	Undertakings

9.1	Undertakings by the Company

The Company must:

(a)	(notice of breach) immediately notify the Underwriter of:

(i)	any breach of any obligation, representation, warranty or undertaking given by it under this agreement;

(ii)	the occurrence of a Termination Event; or

(iii)	the non-satisfaction of any of the conditions in clauses 3.1 or 3.2;

(b)	(breach) not, before Completion, commit, be involved in or acquiesce in any activity which breaches:

(i)	the Corporations Act or any other law to which the Company is subject or any order of any Governmental Agency that is binding on it;

(ii)	the Listing Rules (except where compliance has been waived, or as modified by ASX);

(iii)	its constitution;

(iv)	any legally binding requirement of ASIC or the ASX; or

(v)	any other agreement, undertaking or instrument or authorisation binding on it,

in each case, in any material respect.

(c)
(moratorium) not, without the prior written consent of the Underwriter, at any time after the date of this agreement and up to 180 days after Completion, allot, or agree to allot, or indicate in any way that it may or will allot, or agree to allot, any shares or other securities that are convertible or exchangeable into equity, or that represent the right to receive equity, of the Company or any member of the Group other than pursuant to the Offer, this agreement, or an employee share plan, a non-underwritten dividend reinvestment or a bonus share plan;

(d)
(posting on website) as soon as practicable after the Prospectus or any Supplementary Prospectus is lodged with ASIC, ensure that an electronic copy of that document is available on the Company’s offer website or that of an Affiliate of the Company, provided such Prospectus or Supplementary Prospectus is located behind website screens in a form agreed with the Underwriter, which is designed to restrict access to such documents to persons that are not in the United States;

(e)	(no withdrawal) not withdraw the Offer after close of the Bookbuild;

(f)
(business) from the date of the initial distribution of the Pathfinder until 90 days after Completion, carry on its business, and procure that each member of the Group carries on its business in the ordinary course and not dispose (or permit any other member of the Group to dispose) of any material part of its (or their) business or property except in the ordinary course or as disclosed in the Pathfinder, provided that the Company may acquire or agree to acquire assets or businesses where the purchase price for such acquisitions is less than $10 million (in aggregate);

(g)	(no Encumbrance) not create or agree to create any Encumbrance over any or all of the Offer Shares;

(h)	(consent to amendments) promptly notify and obtain the prior written consent of the Underwriter to the form and content of, and any amendments to, the Pathfinder or the Prospectus;

(i)	(no changes) not, from the date of the initial distribution of the Pathfinder until before 180 days following Completion:

(i)	alter the capital structure of the Company; or

(ii)	amend the Company’s constitution.

except with the prior written consent of the Underwriter (such consent not to be unreasonably withheld or delayed), provided that the Company may, without such consent, replace its constitution with a constitution that is materially consistent with disclosure in the Pathfinder and may undertake a subdivision of its Shares pursuant to section 254H of the Corporations Act such that the Guarantor would hold the number of Shares disclosed in the Prospectus as its holding immediately following completion of the Offer;

(j)
(Material Contracts) not, from the date of the initial distribution of the Pathfinder until before 90 days following Completion, vary any term of a Material Contract in a material respect without the prior consent of the Underwriter to the terms of the variation (such consent not to be unreasonably withheld or delayed);

(k)
(keep informed) keep the Underwriter reasonably informed until Completion of any material adverse changes to the Company's financial position or prospects, and confirm that the Company has kept the Underwriter informed of any such information from the date of the initial distribution of the Pathfinder;

(l)	(confidentiality) keep the terms of this agreement confidential except as required by law or the rules of any stock exchange;

(m)	(notifications) give notice to the Underwriter no later than 1 Business Day, after becoming aware of any of the following:

(i)	ASIC issuing an order (including an interim order) under section 739;

(ii)	ASIC holding a hearing under section 739(2);

(iii)	an application being made by ASIC for an order under Part 9.5 in relation to the Offer, the Pathfinder, the Prospectus or any Supplementary Prospectus;

(iv)	ASIC commencing any investigation or hearing under Part 3 of the ASIC Act in relation to the Offer, the Pathfinder, the Prospectus or any Supplementary Prospectus; or

(v)	any person (other than an Underwriter) who has previously consented to the inclusion of its name in the Pathfinder, the Prospectus or Supplementary Prospectus withdrawing that consent;

(n)	(senior executives) provide the full support of and access to the Group’s senior executive in the marketing of the Offer at its own expense;

(o)
(ADR program) not sponsor the creation of any unrestricted depositary receipt facility established or maintained by a depositary bank in respect of the Company’s ordinary shares until 40 days after the completion of the distribution of the Offer Shares;

(p)
(prescribed occurrences) ensure that none of the events set out in sections 652C(1) or (2) has occurred in relation to the Company or each other member of the Group, except as disclosed to the Underwriter prior to the initial distribution of the Pathfinder; and

(q)	(escrow) further to the Company’s representation in clause 8.1(k) and subject to:

(i)
in respect of the Restriction Agreement, upon the Underwriter receiving ASIC relief as contemplated by paragraphs 159.125 to 159.151 of ASIC Regulatory Guide 159 (on terms satisfactory to the Underwriter); and

(ii)	the Underwriter having notified the Company in writing that it wishes to enliven the undertaking in this clause 9.1(q),

the Company must obtain the prior written consent of the Underwriter before amending or waiving any requirements of a Restriction Agreement and must strictly enforce the Restriction Agreement in accordance with their terms and any written directions of the Underwriter.

9.2	Undertakings by the Guarantor

(a)	The Guarantor must:

(i)	(Company) procure that the Company complies with its obligations under this agreement until Completion, and use its best efforts to do so after that date;

(ii)	(notice of breach) immediately notify the Underwriter of any breach of any obligation, representation, warranty or undertaking given by it under this agreement;

(iii)	(breach) not, before Completion, commit, be involved in or acquiesce in any activity which breaches in any material respect:

(A)	any law to which any of the Guarantor is subject or any order of any Governmental Agency that is binding on them; or

(B)	any other agreement, undertaking or instrument or authorisation binding on them (or their Affiliates);

(iv)	(no withdrawal) procure that the Company does not withdraw the Offer after delivery of either of the Closing Certificates;

(v)	(no Encumbrance) procure that the Company does not create or agree to create any Encumbrance over any or all of the Offer Shares;

(vi)	(consent to amendments) promptly notify and obtain the prior written consent of the Underwriter to the form and content of, and any amendments to, the Pathfinder or the Prospectus; and

(vii)	(keep informed) keep the Underwriter reasonably informed during the term of this agreement of any material adverse changes to the Company’s financial position or prospects.

(b)
The Guarantor unconditionally and irrevocably guarantees to the Underwriter the due and punctual performance and observance by the Company of its obligations under this agreement including any obligations to pay money.

(c)
The liabilities of the Guarantor under this agreement as a guarantor, and the rights of the Underwriter under this agreement, are not affected by anything which might otherwise affect them at law or in equity.

9.3	Undertaking by GFN

GFN undertakes to the Underwriter that it will not Dispose of, or agree or offer to Dispose of any shares held by it in the Guarantor for the period from the Allotment Date until the Restriction End Date.

9.4	Consultation on publicity

(a)
The Company has (prior to the date of this agreement) and will consult with the Underwriter and the Guarantor with respect to public releases and announcements concerning the Offer and has not and will not make any statement concerning the Offer without the prior written consent of the Underwriter and the Guarantor provided that any such public releases or announcement must comply with clauses 8.1(f), 8.1(rr) and 8.1(ss) and provided that if a public release or announcement is required by law or the rules of a stock exchange the Company is only required to (to the extent reasonably practicable) consult with the Underwriter and the Guarantor.

(b)
The Underwriter has (prior to the date of this agreement) and will consult with the Company and the Guarantor with respect to public releases and announcements concerning the Offer and has not and will not make any statement concerning the Offer without the prior written consent of the Company and the Guarantor provided that any such public releases or announcement must comply with clauses 8.2(g) and 8.2(h) and provided that if a public release or announcement is required by law the Underwriter is only required to consult with the Company and the Guarantor to the extent reasonably practicable and legally permissible.

9.5	Initiatives

During the Offer period and until Completion, the Offerors must keep the Underwriter promptly and fully informed of all material strategies, developments and discussions relevant to the Offer and ensure that no material initiative relevant to the Offer is undertaken without prior consent of the Underwriter and in accordance with this agreement.

10	Fees and Costs

10.1	Fees

On the Settlement Date and subject to the Underwriter satisfying their obligations under clause 6.2, the Company must pay the Underwriter out of the Offer Proceeds:

(a)	an underwriting fee equal to 2.75% of the Gross Offer Proceeds; and

(b)	a structuring, management and advisory fee equal to 1.00% of the Gross Offer Proceeds,

by 5.00pm on the Settlement Date for the Institutional Offer and the Broker Firm Offer.

10.2	Co-lead managers, co-managers and Broker fees

The Underwriter must pay any broker firm fees due to any co-managers, co-lead managers and Brokers appointed by them under this agreement.  The quantum of any such fees is to be agreed between the Company and the Underwriter.  Any other fees or expenses will be borne by the Company to the extent agreed by them and will not be borne by the Underwriter.

10.3	Other Costs

The Company must pay, or reimburse the Underwriter for, the reasonable Costs of and incidental to the Offer, including but not limited to:

(a)
all reasonable Costs (including legal fees and disbursements, Bookbuild expenses, DvP settlement fees, and travel and accommodation expenses) in respect of this agreement and any aspect of the Offer (including any aspect arising after Completion), provided that the total of such expenses shall not exceed $100,000 (excluding GST) without the prior written consent of the Company and Guarantor;

(b)
reasonable fees of any public relations advisers and printers, any listing, quotation or registration fees, and any reasonable expenses incurred in connection with the qualification of the Offer Shares for issue or sale under the laws of the relevant jurisdictions outside Australia as agreed between the Company and the Underwriter in which the Offer Shares are offered, issued or sold;

(c)
any stamp duty, transfer taxes, withholding taxes or similar taxes payable in respect of this agreement, the Offer and any other costs in respect of the Offer and the allocation and issue or transfer of the Offer Shares (including any DvP or other settlement arrangements) but excluding any income tax payable by the Underwriter; and

(d)	all reasonable Costs (including executive time charged on an hourly basis) in connection with or in respect of any review of the Offer Documents undertaken by ASX, ASIC or any other regulatory body, as soon as reasonably practicable, and in any case within 10 Business Days, after a request for payment or reimbursement (accompanied by reasonable substantiating documentation for such reasonable Costs) is made by the Underwriter or on Termination, and whether the costs or expenses were or are incurred before or after the date of this agreement or before or after Completion.

10.4	Termination or withdrawal

The obligations of the Company under clause 10.3 are unaffected by Termination or the Offer being withdrawn in relation to any Costs incurred prior to the dates on which those respective events occurred.

10.5	Set-off

(a)	The Company may not set-off any amounts payable under this clause 10 against any payment obligation owed by the Underwriter to it.

(b)	The Underwriter may set-off amounts payable under this clause 10 against any payment obligations still owed by the Underwriter or their Affiliates to the Company in relation to the Offer.

10.6	Interest

Any amounts due and payable under this agreement by the Company to the Underwriter for more than 30 days after the date of the invoice, incurs interest at a rate per annum equal to the 90 day bank bill rate calculated in arrears on a daily basis on the unpaid amount from the due date until the date payment is received by the Underwriter in full.

11	Termination by the Underwriter

11.1	Termination Events

Subject to clause 11.2, if any of the following events has occurred or occurs at any time from the date of execution of this Agreement until on or before the Allotment Date or at any other time as specified below, the Underwriter may terminate without cost or liability by notice to the Company:

(a)	(compliance with law) any of the Offer Documents or any aspect of the Offer does not comply with the Corporations Act, the Listing Rules or any other applicable law or regulation;

(b)
(disclosures) a statement in any of the Offer Documents or Public Information is or becomes misleading or deceptive or is likely to mislead or deceive, or a matter required to be included is omitted from an Offer Document (including, without limitation, having regard to the provisions of Part 6D.2 of the Corporations Act);

(c)
(new circumstances) there occurs a new circumstance that arises after the Pathfinder is initially distributed (in the case of the Institutional Offer and the Broker Firm Offer) or after the Prospectus is lodged that would have been required to be included in the Pathfinder or the Prospectus if it had arisen before the initial distribution or lodgement (as applicable);

(d)	(Supplementary Prospectus) the Company issues or, in the reasonable opinion of the Underwriter, is required to issue, a Supplementary Prospectus to comply with section 719;

(e)
(form of Supplementary Prospectus) the Company lodges a Supplementary Prospectus with ASIC in a form that has not been approved by the Underwriter as required by clause 7.6 or otherwise fails to comply with clause 7.6;

(f)
(market fall) at any time either the S&P/ASX 200 Index falls to a level that is 80% or less of the level as at the close of trading on the day immediately prior to the close of the Bookbuild and is at or below that 80% level at the close of trading for 5 consecutive Business Days or on the Business Day immediately prior to the Allotment Date, whichever is shorter;

(g)
(Restriction Agreement and Restriction Undertaking) either the Restriction Agreement referred to in clause 3.1(a) or the Restriction Undertaking referred to in clause 9.3 is withdrawn, varied, terminated, rescinded, altered or amended, breached or failed to be complied with;

(h)
(forecasts) there are not, or there ceases to be, reasonable grounds in the reasonable opinion of the Underwriter for any statement or estimate in the Offer Documents which relate to a future matter or any statement or estimate in the Offer Documents which relate to a future matter is, in the reasonable opinion of the Underwriter, unlikely to be met in the projected timeframe (including in each case financial forecasts);

(i)
*(fraud) the Company or any of its directors or officers (as those terms are defined in the Corporations Act) engage, or have engaged since the date of initial distribution of the Pathfinder, in any fraudulent conduct or activity whether or not in connection with the Offer;

(j)	(listing and quotation) approval is refused or not granted, or approval is granted subject to conditions other than customary conditions, to:

(i)	the Company’s admission to the official list of ASX on or before the Shortfall Notification Date; or

(ii)	the quotation of the Offer Shares on ASX or for the Offer Shares to be traded through CHESS on or before the Quotation Date,

or if granted, the approval is subsequently withdrawn, qualified (other than by customary conditions) or withheld;

(k)	(notifications) any of the following notifications are made in respect of the Offer:

(i)	ASIC issues an order (including an interim order) under section 739;

(ii)	ASIC holds a hearing under section 739(2);

(iii)
an application is made by ASIC for an order under Part 9.5 in relation to the Offer or an Offer Document or ASIC commences any investigation or hearing under Part 3 of the ASIC Act in relation to the Offer or an Offer Document;

(iv)	any person (other than the Underwriter) who has previously consented to the inclusion of its name in any Offer Document withdraws that consent; or

(v)	any person gives a notice under section 730 in relation to an Offer Document;

(l)
(certificate) an Offeror does not provide a Closing Certificate as and when required by this agreement or a statement in any Closing Certificate is false, misleading, inaccurate or untrue or incorrect;

(m)
(Material Contracts) if any of the obligations of the relevant parties under any of the Material Contracts are not capable of being performed in accordance with their terms (in the reasonable opinion of the Underwriter) or if all or any part of any of the Material Contracts:

(i)	is amended or varied without the consent of the Underwriter (acting reasonably);

(ii)	is terminated;

(iii)	is breached in a respect that the Underwriter believes would be expected to have a material adverse effect on the Offer or outcome of the Offer;

(iv)	ceases to have effect, otherwise than in accordance with its terms; or

(v)
is or becomes void, voidable, illegal, invalid or unenforceable (other than by reason only of a party waiving any of its rights) or capable of being terminated, rescinded or avoided or of limited force and affect, or its performance is or becomes illegal;

(n)	(lodgement) the Company fails to lodge the Prospectus by the Lodgement Date;

(o)	(withdrawal) the Company withdraws an Offer Document or the Offer;

(p)
(insolvency events) any member of the Group or an Offeror becomes Insolvent, or there is an act or omission which is likely to result in a member of the Group or an Offeror becoming Insolvent, provided that, for the avoidance of doubt, any act taken in connection with the de-registration of GFN Australasia Finance Pty Ltd, RWA Holdings Pty Ltd and Royal Wolf Hi-Tech Pty Ltd shall not constitute an event within the terms of this paragraph;

(q)
(Timetable) an event specified in the Timetable up to and including the Settlement Date is delayed by more than 1 Business Day (other than any unreasonable delay caused solely by the Underwriter or any delay agreed between the Company and the Underwriter);

(r)
(unable to issue Offer Shares) the Company is prevented from allotting and issuing the Offer Shares within the time required by the Timetable, the Offer Documents, the Listing Rules, by applicable laws, an order of a court of competent jurisdiction or a Governmental Authority;

(s)	(change to Company) the Company:

(i)	alters the issued capital of the Company; or

(ii)	disposes or attempts to dispose of a substantial part of the business or property of the Company or any other member of the Group,

without the prior written consent of the Underwriter;

(t)
(regulatory approvals) if a regulatory body withdraws, revokes or amends any regulatory approvals required for the Company to perform its obligations under this agreement or to carry out the transactions contemplated by the Offer Documents;

(u)
(charges) the Company or any of its Affiliates charges, or agrees to charge, the whole or a substantial part of the business or property of the Company other than as disclosed in the Pathfinder or as agreed with the Underwriter;

(v)
(force majeure) there is an event or occurrence, including any statute, order, rule, regulation, directive or request (including one compliance with which is in accordance with the general practice of persons to whom the directive or request is addressed) of any Governmental Agency which makes it illegal for the Underwriter to satisfy an obligation under this document, or to market, promote or settle the Offer;

(w)
*(disclosures in the Due Diligence Report) the Due Diligence Report or verification material or any other information supplied by or on behalf of the Company to the Underwriter in relation to the Group or the Offer is, or becomes, false or misleading or deceptive, including by way of omission;

(x)
*(adverse change) any adverse change occurs in the assets, liabilities, financial position or performance, profits, losses or prospects of the Company and the Group (insofar as the position in relation to an entity in the Group affects the overall position of the Company), including any adverse change in the assets, liabilities, financial position or performance, profits, losses or prospects of the Company or the Group from those respectively disclosed in any Offer Document or the Public Information;

(y)
*(hostilities) hostilities not presently existing commence (whether war has been declared or not) or an escalation in existing hostilities occurs (whether war has been declared or not) involving any one or more of Australia, New Zealand, the United States of America, a member state of the European Union or the People’s Republic of China, or a major terrorist act is perpetrated on any of those countries or any diplomatic, military, commercial or political establishment of any of those countries;

(z)
*(change of law) there is introduced, or there is a public announcement of a proposal to introduce, into the Parliament of Australia, New Zealand or the United States of America, or any State or Territory of Australia a new law, or the Reserve Bank of Australia or any Commonwealth or State authority, including ASIC adopts or announces a proposal to adopt a new policy (other than a law or policy which has been announced before the date of this agreement);

(aa)
*(breach of laws) there is a contravention by the Company or any entity in the Group of the Corporations Act, the Competition and Consumer Act 2010 (Cth), the Australian Securities and Investments Commission Act 2001 (Cth), its constitution, or any of the Listing Rules;

(bb)	*(change in management) a change to the Chief Executive Officer or Chief Financial Officer or the board of directors of the Company occurs;

(cc)	*(prosecution) any of the following occur:

(i)	a director of an Offeror is charged with an indictable offence;

(ii)	any Governmental Agency commences any public action against an Offeror or any of its directors in their capacity as a director of the relevant Offeror, or announces that it intends to take action; or

(iii)	any director of the Company is disqualified from managing a corporation under Part 2D.6;

(dd)
*(representations and warranties) a representation, warranty, undertaking or obligation contained in this agreement on the part of the Offerors (whether severally or jointly) is breached, becomes not true or correct or is not performed;

(ee)	*(breach) 1 or more of the Offerors defaults on 1 or more of its obligations under this agreement;

(ff)	*(constitution) the Company varies any term of its constitution without the prior written consent of the Underwriter;

(gg)	*(legal proceedings) any of the following occurs:

(i)	the commencement of legal proceedings against the Company, any other member of the Group or against any director of the Company or any other member of the Company in that capacity; or

(ii)	any regulatory body commences any Enquiry or public action against the Company or each other member of the Group;

(hh)
*(information supplied) any information supplied (including any information supplied prior to the date of this agreement) by or on behalf of the Company, each other member of the Group to the Underwriter in respect of the Offer, the Company, each other member of the Group is, or is found to be, false or misleading or deceptive, or likely to mislead or deceive; and

(ii)	*(disruption in financial markets) any of the following occurs:

(i)
a general moratorium on commercial banking activities in Australia, New Zealand, the United States of America, a member state of the European Union or the People’s Republic of China is declared by the relevant central banking authority in those countries, or there is a disruption in commercial banking or security settlement or clearance services in any of those countries;

(ii)
any adverse affect on the financial markets in Australia, New Zealand, the United States of America, a member state of the European Union or the People’s Republic of China, or in foreign exchange rates or any development involving a prospective change in political, financial or economic conditions in any of those countries; or

(iii)
trading in all securities quoted or listed on ASX, the New Zealand Exchange, New York Stock Exchange, London Stock Exchange, Hong Kong Stock Exchange or the Tokyo Stock Exchange is suspended or limited in a material respect for 1 day (or a substantial part of 1 day) on which that exchange is open for trading.

11.2	Reasonableness

If an event referred to in clause 11.1 marked with an asterisk (*) occurs, the Underwriter may not terminate unless it has reasonable grounds to believe that the event:

(a)	has or is likely to have a materially adverse effect on:

(i)	the success, settlement or marketing of the Offer or on the ability of the Underwriter to market or promote or settle the Offer or on the likely price at which the Offer Shares will trade on ASX; or

(ii)	the willingness of investors to subscribe for the Offer Shares; or

(b)	will, or is likely to, give rise to a liability of the Underwriter under, or a contravention by the Underwriter of, any applicable law.

11.3	Independent construction

Each of the Termination Events must be construed independently and no Termination Event is to be limited by implications arising from any other Termination Event.

11.4	Notification

The Company must notify the Underwriter in writing immediately after becoming aware that an event under clause 11.1 has occurred.

11.5	Contents of notice

A notice given under this clause 11 must specify the Termination Event or Termination Events in relation to which the notice is given.

11.6	Underwriter’s rights and powers to terminate

(a)
The termination of this agreement under clauses 3.4 or 11 will discharge the Underwriter from its obligations under this agreement and the Company’s  obligation to pay to the Underwriter any fees referred to in clause 10 which as at the date of termination are not yet payable, but the termination of this agreement will not limit or prevent the exercise of any other rights or remedies which any of the parties may otherwise have under this agreement.

(b)
Without limiting this clause 11.6, nothing contained in this clause 11 will prejudice or nullify any claim for damages or other right which the Underwriter or any other Indemnified Party may have against the Offerors for or arising out of any breach of undertaking, warranty or representation or failure to observe or perform an obligation under this agreement.

12	Indemnities

12.1	Offeror indemnity

Subject to clauses 12.2, and to the maximum extent permitted by law, each of the Offerors on a joint and several basis unconditionally and irrevocably agree to indemnify and hold harmless the Indemnified Parties from and against all Losses suffered or incurred in connection with the Offer including, without limitation, Losses incurred directly or indirectly as a result of:

(a)	(Offer Documents and Public Information):

(i)	the Offer Documents, including, without limitation:

(A)	any misleading or deceptive statement in the Offer Documents (; or

(B)	any omission from the Offer Documents of material required by the Corporations Act;

(ii)	the Public Information;

(iii)	any roadshow presentation materials in relation to the Offer made or distributed by or on behalf of an Indemnified Party; or

(iv)	any other advertising or publicity in relation to the Offer made or distributed by or on behalf of an Indemnified Party;

(b)
(breach) a breach by any of the Offerors of their obligations under this agreement or any other binding obligations in respect of any Offer Document, or the Offer, including any of the representations and warranties by any of the Offerors contained in this agreement not being true and correct;

(c)	(making the Offer) the distribution of the Offer Documents, and the making of the Offer;

(d)	(allotment) the allotment, issue or transfer of the Offer Shares;

(e)	(generally) any claims that an Indemnified Party has any liability under the Corporations Act (including sections 728, 729, 730, 1041H and 1041I) and any other applicable law in relation to the Offer;

(f)
(regulatory) any review, enquiry or investigation undertaken by ASIC, ASX, the Australian Taxation Office, any state or territory regulatory office or any other regulatory or Governmental Agency in relation to the Offer or the Offer Documents, whether commenced or threatened, and any matter incidental to it, including preparation for, defence of, or settlement, judgment or determination made in respect it; or

(g)
(other) any advertising, publicity, statements, presentations or promotional materials relating to the Offer  or the Offer Documents issued by, or on behalf of, or authorised by or issued with the concurrence of the Offerors.

Each of the paragraphs of this clause 12.1 will be construed independently and no paragraph will be limited by implications arising from any other paragraph.

12.2	Limited Offeror indemnity

The indemnity in clause 12.1 does not extend to, and is not to be taken to be an indemnity against, any Losses of an Indemnified Party if and to the extent that those Losses are finally and conclusively judicially determined to result from the fraud, wilful misconduct, recklessness or gross negligence of that Indemnified Party.

12.3	Release

Each Offeror agrees that:

(a)
no Claim may be made by the Offerors, or any person acting on behalf of, or in right of, the Offerors, against an Indemnified Party and the Offerors unconditionally and irrevocably release and discharge each Indemnified Party from any Claim that may be made by the Offerors, or any person acting on behalf of, or in right of, the Offerors, to recover from that Indemnified Party (or an Underwriter or the other Indemnified Parties) any Losses suffered or incurred by the Offerors arising directly or indirectly (whether arising out of or in connection with any breach of contract or duty, or negligence of an Indemnified Party) as a result of the participation of that Indemnified Party in preparing the Offer Documents or in relation to the Offer, except to the extent those Losses are finally and conclusively judicially determined to result from any fraud, wilful misconduct, recklessness or gross negligence of that Indemnified Party;

(b)	the Indemnified Parties are not liable in any circumstance for any indirect or consequential loss or damage;

(c)	in any event, no proceedings may be taken against the Underwriter or any Representative of the Underwriter arising out of or in connection with the Offer Documents or the Offer; and

(d)	the Indemnified Parties are not liable to the extent that any Loss is caused or contributed by the Offerors.

12.4	Preservation of rights

Subject to clause 12.2, the rights of an Indemnified Party under this agreement will not in any way be prejudiced or affected by a default by another Indemnified Party or by:

(a)
any involvement by that party in the preparation of the Offer Documents, Public Information (including roadshow materials, presentations, advertisements or announcements in relation to the Offer), the Due Diligence Process or Due Diligence Committee or other due diligence materials including the Due Diligence Report;

(b)	any consent to be named in any Offer Document;

(c)	any knowledge (actual or constructive) of any failure by the Offerors to perform or observe any obligations under this agreement;

(d)	termination of this agreement or Termination by the Underwriter;

(e)	any knowledge (actual or constructive) of any non compliance by the Offerors or any of their Subsidiaries with any applicable law concerning the Offer or any of the Offer Documents;

(f)	any inaccuracy in or breach or default of any representation, warranty or undertaking made or deemed to have been made by the Offerors under this agreement; or

(g)	any other fact, matter or thing which might otherwise constitute a waiver of or in any way prejudice or affect any right of an Indemnified Party.

12.5	Notice of potential action

If an Indemnified Party proposes to make a Claim in respect of which it would be entitled to be indemnified under clause 12.1, then that Indemnified Party must notify the Offerors giving full details so far as is practicable within 20 Business Days of deciding to make a Claim (and to the extent that the Underwriter is aware, the Underwriter must take reasonable steps to cause that Indemnified Party to do so).  Failure on the part of an Indemnified Party to notify the Offerors in accordance with this clause 12.5 does not affect the right of that Indemnified Party to be indemnified under this clause 12.

12.6	Conduct of Claims

(a)
(assumption of Claims) Subject to paragraph (h), 1 or both of the Offerors (Assuming Person) is, subject to the rights of any insurer, entitled to defend any Claim notified to it under clause 12.5, and in so doing, institute any legal or other proceedings (together, “Proceedings”) in the name of the Indemnified Party under the sole management and control and at the sole cost of the Offerors provided that:

(i)	the Offerors consult with the Underwriter regarding the appointment of legal counsel;

(ii)	the Offerors diligently defend the Claim and the Underwriter is kept fully informed throughout the Proceedings;

(iii)	the Underwriter has no liability for any costs or expenses associated with the Claim or the Proceedings;

(iv)	the Offerors have a reasonable regard to preserving the Underwriter’s reputation;

(v)	the Underwriter has the right to information, consultation and independent legal representation concerning or with respect to the Proceedings;

(vi)
no admission of liability or compromise whatsoever in connection with the Proceedings may take place without the Underwriter’s prior written consent (not to be unreasonably withheld or delayed) unless the admission or compromise:

(A)	includes an unconditional release of the Indemnified Parties from all liability arising out of the proceeding; and

(B)	does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of the Indemnified Parties; and

(vii)	the Underwriter or other Indemnified Party have the right at any time to re-assume the defence of any claim or action assumed by one or both of the Offerors.

(b)
(initiation by Company) Without in any way limiting clause 12.1, if an Offeror initiates, defends or takes any proceedings as described in paragraph (a), it must indemnify the Indemnified Parties who are parties to, or the subject of, the proceedings, in respect of all Losses incurred by those Indemnified Parties in relation to the claim the subject of the proceedings or to any Loss resulting from those proceedings.

(c)
(obligations of Indemnified Parties) Each Indemnified Party, subject only to clauses 12.6(e) and 12.6(h), is required, and the Underwriter must take reasonable steps to cause the Indemnified Parties to:

(i)	promptly take any reasonable action as the Offerors request to avoid, dispute, resist, appeal, compromise or defend the Proceedings;

(ii)	not settle any Claim without the prior written consent of the Offerors (this consent not to be unreasonably withheld or delayed);

(iii)
subject to legal professional privilege, promptly give all reasonable assistance and co-operation to the Offerors in the conduct of the Proceedings, including providing the Offerors with any documents in their possession and signing all documents, authorities and directions which the Offerors may reasonably require; and

(iv)
subject to the rights of any insurer, do anything reasonably necessary or desirable to ensure that the Offerors are subrogated to and enjoys the benefit of the rights of the Indemnified Parties in relation to the Proceedings and to render any assistance as may be reasonably requested by the Offerors for that purpose;

(d)
(Indemnified Party - separate representation) The Indemnified Party will be entitled at its election (without prejudice to its right of indemnity under clause 12.1) to be separately represented in relation to any Proceedings if:

(i)	the Assuming Person has not chosen legal counsel satisfactory to the Indemnified Party (acting reasonably);

(ii)	a conflict for legal counsel chosen by the Offerors or between the interests of the Offerors and the interests of the Indemnified Party;

(iii)
there may be legal defences available to the Indemnified Party that are different from or additional to those available to the Offerors or another Indemnified Party represented by that legal counsel; or

(iv)	the Indemnified Party reasonably believes it is desirable to do so in order to protect the Indemnified Party’s reputation or standing,

in which case the cost of such representation will be borne by the Offerors.  An Indemnified Party may otherwise elect to be separately represented at any time not related to paragraphs (i) to (iv) above, in which case the indemnity in clause 12.1 will no longer apply to Losses incurred by the Indemnified Party in respect of the relevant Claim or action to the extent those Losses are greater than those Losses (and other losses, costs or expenses, including legal costs of the Offerors) which would have been likely to have been incurred had the Offeror continued with the conduct of the Claim or action. If the Indemnified Party and the Offeror cannot agree on the extent (if any) to which the indemnity may not apply to Losses in these circumstances, each will, acting reasonably and in good faith, use its best endeavours to agree upon the identity, terms of appointment and rules of engagement, of an appropriately qualified independent expert to determine, in a manner binding on the parties absent fraud or manifest error, that amount (if any).

(e)	(Indemnified Party - assumption and settlement) If an Indemnified Party (without prejudice to its right of indemnity under clause 12.1) assumes or re-assumes the defence or conduct of any Proceedings:

(i)
it will have sole management and control of the Proceedings, and absolute discretion with respect to the progress, negotiation or settlement of any Proceedings but in doing so will consult with and take account of the views of the Offerors so far as is reasonably possible; and

(ii)
the indemnities given by the Offerors under clause 12.1 will continue to apply in respect of the Indemnified Party in relation to the claim the subject of the Proceedings or to any Loss resulting from those Proceedings other than for Losses incurred by the Indemnified Party in respect of the relevant Claim or action to the extent those Losses are greater than those Losses (and other losses, costs or expenses, including legal costs of the Offerors) which would have been likely to have been incurred had the Offeror continued with the conduct of the Claim or action. If the Indemnified Party and the Offeror cannot agree on the extent (if any) to which the indemnity may not apply to Losses in these circumstances, each will, acting reasonably and in good faith, use its best endeavours to agree upon the identity, terms of appointment and rules of engagement, of an appropriately qualified independent expert to determine, in a manner binding on the parties absent fraud or manifest error, that amount (if any).

(f)
(Offerors - settlement) The Offerors must not settle any Proceedings or make any admission of liability or compromise or consent to judgment whatsoever in connection with the Proceedings without the prior written consent of the Underwriter (this consent not to be unreasonably withheld or delayed).

(g)
(separate indemnity) Without in any way limiting clause 12.1, any Offeror who institutes Proceedings as described in clause 12.6(a), must indemnify the Indemnified Parties who are parties to, or the subject of, the Proceedings, in respect of all Losses incurred by those Indemnified Parties in relation to the claim the subject of the Proceedings or to any Loss resulting from those Proceedings.

(h)	(conditions to Indemnified Parties’ obligations):

(i)
The Indemnified Parties are under no obligation under this clause 12.6 unless, at the time at which the Offerors request any of the Indemnified Parties to take any action, the Offerors irrevocably and unconditionally agree in a form acceptable to that Indemnified Party, acting reasonably, to indemnify that Indemnified Party against all Losses incurred by or awarded against that Indemnified Party in taking the action required, as and when they fall due, including legal costs and disbursements of their lawyers on a full indemnity basis and the cost of any involvement of any officers of the Underwriter at normal commercial rates.

(ii)
The Indemnified Parties are under no obligation under this clause 12.6, and the Offerors will have no right under this clause 12.6 to defend or institute legal or other proceedings in the name of the Indemnified Parties if to do so would, in the reasonable opinion of 1 or more of the Underwriter or Indemnified Parties, lead to a risk of damage to reputation or standing of 1 or more of the Underwriter or Indemnified Parties.

12.7	Contractual contribution

If for any reason the indemnities contained in this clause 12 are unavailable or insufficient to fully indemnify any Indemnified Party against any Loss against which the Indemnified Party is stated to be indemnified under this clause 12 (Relevant Loss) (other than as a result of the operation of clause 12.2, as applicable), then the Offerors, as applicable, agree to contribute to the Relevant Loss in accordance with this clause 12.7 to clause 12.11, in all cases to the maximum extent permitted by law.

12.8	Proportional contribution

The respective proportional contribution of the Offerors and the Indemnified Parties in relation to the Relevant Loss will be as agreed by the Offerors and the Indemnified Parties.  Failing agreement within a reasonable time, the contributions will be determined by a court of competent jurisdiction.  The matters to be considered in deciding the contributions are:

(a)	the participation in, instigation of or other involvement of the Offerors on the one hand, and the Indemnified Parties on the other hand, in the act complained of; and

(b)	the Indemnified Parties’ and the Offerors’ relative intent, knowledge, access to information and opportunity to correct any untrue statement or omission.

12.9	No excess contribution

The Offerors agree with the Indemnified Parties that an Indemnified Party will not be required to contribute under clause 12.8 to the extent that the aggregate amount of any Relevant Loss exceeds the aggregate commission and fees paid or payable to that Indemnified Party (if it is the Underwriter) or otherwise to the Underwriter by the Company under clause 10.

12.10	Reimbursement by Offerors

If an Indemnified Party pays an amount in relation to a Relevant Loss where it is entitled to contribution from an Offeror under this clause 12, the relevant Offeror agrees to promptly reimburse the Indemnified Party for that amount.

12.11	Reimbursement by Indemnified Party

If an Offeror pays an amount in relation to a Relevant Loss where it is entitled to contribution from the Indemnified Parties under this clause 12, the Indemnified Parties must promptly reimburse, or the Underwriter must procure that the Indemnified Parties promptly reimburse, the relevant Offeror for that amount.

12.12	Benefits of indemnity

Each Indemnified Party, whether or not a party to this agreement, will be entitled to the benefit of this clause 12, and this clause 12 is entered into, and may be enforced on that Indemnified Party’s behalf by, the Underwriter.

12.13	Limitation of liability of third parties

(a)	The Offerors will promptly notify the Underwriter of any limitation on the extent to which the Offerors may claim against a third party in connection with the Offer (a Relevant Limitation).

(b)
Where Loss is suffered by the Offerors for which the Underwriter would otherwise be jointly or jointly and severally liable with a third party to the Offerors, the extent to which the Loss may be recoverable by the Offerors from that Underwriter will, without limiting clause 12.9:

(i)
be limited in proportion to the Underwriter’s contribution to the overall fault for the Loss, as agreed between the parties or, in the absence of agreement within a reasonable time, as finally determined by a court of competent jurisdiction; and

(ii)	be no more than it would have been had any Relevant Limitation not been agreed to by the Offerors.

(c)	Where Loss is suffered by the Underwriter arising from a liability which would be a joint or joint and several liability of that Underwriter with a third party, but for:

(i)	a Relevant Limitation; or

(ii)	a limitation on the extent to which that Underwriter may claim against a third party which binds the Underwriter,

the indemnity of the Offerors under this clause 12 will cover any amount which that Underwriter is unable to recover from the third party because of the Relevant Limitation or other limitation.

(d)	The Offerors acknowledge that the degree to which the Underwriter may rely on the work of a third party (if any) will be unaffected by any Relevant Limitation.

12.14	Offer Documents

Subject to clause 12.2, the Offerors acknowledge that the Underwriter is not responsible for the form and content of the Offer Documents.

13	Goods and services tax (GST)

13.1	GST exclusive amounts

All amounts quoted in clause 10 are exclusive of GST.

13.2	Gross up for GST

If any supply made by a party under this agreement is subject to GST, the Supplier may recover from the Recipient an amount calculated under clause 13.3 in addition to any payment or other consideration for the supply.

13.3	GST amount

The additional amount:

(a)	equal to the Price for the supply multiplied by the prevailing GST rate; and

(b)	is payable, subject to the Supplier complying with clause 13.5, at the same time as the Recipient is required to pay or provide the consideration for the supply to which the additional amount relates.

13.4	Input Tax Credit

If any party is required to reimburse the Payee for any Costs, the amount of the Costs is reduced by the amount of any Input Tax Credit to which the Payee is entitled.

13.5	Tax Invoice

Before claiming an additional amount under clause 13.3, the Supplier must provide a Tax Invoice to the Recipient in respect of the relevant supply.

13.6	GST Groups

If a party is, or becomes a member of, a GST Group, references in this clause 13 to GST payable or Input Tax Credits, includes GST which the Representative Member of the GST Group must pay in respect of supplies made by that party and Input Tax Credits to which the Representative Member of the GST Group is entitled.

13.7	Variation of GST payable

If, for any reason, the GST payable in relation to a supply made under this agreement varies from the additional amount paid by the Recipient under clause 13.3, the Supplier:

(a)	will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient; and

(b)	must provide the Recipient with an adjustment note or revised Tax Invoice (as the case may be) no later than 14 days after becoming aware of the variation.

14	Notices

14.1	Form - all communications

Unless expressly stated otherwise in this agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this agreement must be:

(a)	in writing;

(b)	signed by the sender (if an individual) or an Authorised Officer of the sender; and

(c)	marked for the attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

14.2	Delivery

Communications must be:

(a)	left at the address set out or referred to in the Details;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in the Details;

(c)	sent by fax to the fax number set out or referred to in the Details; or

(d)	given in any other way permitted by law.

However, if the intended recipient has notified a changed address or fax number, then communications must be to that address or fax number.

14.3	When effective

Communications take effect from the time they are received or taken to be received under clause 14.4 (whichever happens first) unless a later time is specified.

14.4	When taken to be received

Communications are taken to be received:

(a)	if sent by post, 3 days after posting (or 7 days after posting if sent from one country to another); or

(b)	if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent.

14.5	Receipt outside business hours

Despite clauses 14.3 and 14.4, if communications are received or taken to be received under clause 14.4 after 5.00pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day and take effect from that time unless a later time is specified.

15	General

15.1	Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement expressly states otherwise.

15.2	Partial exercising of rights

If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later.

15.3	No liability for loss

A party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this agreement.

15.4	Conflict of interest

The parties’ rights and remedies under this agreement may be exercised even if this involves a conflict of duty or a party has a personal interest in their exercise.

15.5	Remedies cumulative

The rights and remedies provided in this agreement are in addition to other rights and remedies given by law independently of this agreement.

15.6	Variation and waiver

A provision of this agreement or a right created under it, may not be waived or varied except in writing, signed by the party or parties to be bound.

15.7	Indemnities

Each indemnity in this agreement is a continuing obligation, independent from the other obligations of the Offerors under this agreement and continues after this agreement ends.  It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this agreement.

15.8	Time is of the essence

Time is of the essence in this agreement.

15.9	Further assurances

Each party agrees, at its own expense, on the request of the other parties, to do everything reasonably necessary to give effect to this agreement and the transactions contemplated by it, including, but not limited to, the execution of documents.

15.10	Enforceability

For the purposes of this agreement, the Underwriter is taken to be acting as agent and trustee on behalf of, and for the benefit of, all Indemnified Parties, and all of those persons are to this extent taken to be parties to this agreement.

15.11	Amendment

This agreement may be amended by the Underwriter, the Company and the Guarantor (including in a manner that adversely affects the interests of the Indemnified Parties) without obtaining the consent of the Indemnified Parties.

15.12	Severability

If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction.  The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected.  This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

15.13	Assignment

The rights and obligations of each party under this agreement cannot be assigned without the prior written consent of the other which consent can be unreasonably withheld.

15.14	Counterparts

This agreement may consist of a number of copies, each signed by 1 or more parties to the agreement.  If so, the signed copies are treated as making up the 1 document and the date on which the last counterpart is executed will be the date of the agreement.

15.15	Entire agreement

(a)
Subject to paragraph (b), this agreement contains the entire agreement of the parties with respect to its subject matter.  It sets out the only conduct relied on by the parties and supersedes all earlier conduct by the parties with respect to the Offer.

(b)
The parties acknowledge there exists a Mandate Letter between the Underwriter and the Company which deals with the initial appointment or mandating of the Underwriter as lead manager to the Offer.  In the event of any inconsistency between this agreement and the Mandate Letter, this agreement will prevail to the extent of that inconsistency.

15.16	No fiduciary

The Company and the Guarantor acknowledge and agree that:

(a)
the Underwriter has been engaged solely as an independent contractor to provide the services set out in this agreement. In providing these services, the Underwriter is acting solely in a contractual relationship with the Company and the Guarantor on an arm’s length basis;

(b)
the Underwriter may have interests that differ from those of the Company and the Guarantor.  The Underwriter may take into account any factors (including those solely in its interest) it considers appropriate in performing duties or exercising rights under this agreement;

(c)
the Underwriter is not acting as financial adviser or fiduciary to the Company or the Guarantor or any other persons or advising the Company or the Guarantor or any other persons including as to any legal, financial, tax, investment, accounting or regulatory matters in any jurisdiction. The Company and the Guarantor must consult their own advisers on those matters and are responsible for making their own independent investigations and appraisals of the Offer.  The Underwriter has no responsibility or liability to the Company or the Guarantor regarding these matters;

(d)
any communication, whether written or oral, given by the Underwriter to the Company or the Guarantor, or any communications between the Underwriter and the Company or the Guarantor, can only be used and relied on by the Company and the Guarantor, may not be used or relied on by any third party and may not be disclosed to any third party without the prior written approval of the Underwriter (other than the Offerors’ professional advisers who may place no reliance on that advice, and who agree to treat it in confidence);

(e)
the Underwriter is a full service securities firm and it, along with its Affiliates, is engaged in various activities, including securities trading, research, investment management, financing and brokerage activities and financial planning and benefits counselling for both companies and individuals.  In the ordinary course of these activities, the Underwriter and its Affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and its Affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  As is customary, and as the Underwriter considers is required for licensing purposes, the Underwriter has in place information management arrangements (including ‘Chinese Walls’) designed to preserve and protect confidential information so that the information of one client is not made available to, or used for the benefit of, other clients.  Accordingly, the Underwriter participates in the Offer only to the extent of the knowledge of its Affiliates who have been directly involved in the Offer, in a manner consistent with applicable information management arrangements.  This limitation is considered appropriate on the basis that investors could not ‘reasonably expect’ that confidential information of other clients of the Company’s advisers be included in the Pathfinder or the Prospectus;

(f)
any review by the Underwriter of the Company, the Guarantor, the Offer, the terms of the Offer Shares and related matters will be performed solely for the benefit of the Underwriter and not on behalf of the Company, the Guarantor or any other persons; and

(g)
the Underwriter may perform the services contemplated by this agreement in conjunction with its Affiliates, and any Affiliates performing these services are entitled to the benefits of and are subject to the terms of this agreement.

The Company and the Guarantor waive to the full extent permitted by applicable law any claims they may have against the Underwriter arising from an alleged breach of fiduciary obligations in connection with the Offer and the process leading up to the Offer.

15.17	Governing law

This agreement and the transactions contemplated by this agreement are governed by the law in force in New South Wales.  Each party submits to the non-exclusive jurisdiction of the courts of New South Wales.

Schedule 1 --

Dictionary

1	Dictionary

In this agreement:

AIFRS means Australian equivalents to International Financial Reporting Standards and other authoritative pronouncements of the Australian Accounting Standards Board.

Accounts means the:

(a)	financial statements of Company as at, and for the period ended, 30 June 2009, 30 June 2010 and 31 December 2010; and

(b)	pro forma financial statements of the Company as at, and for the period ended, 30 June 2009, 30 June 2010 and 31 December 2010, as set out in the Offer Documents,

and the notes to those statements, provided to the Underwriter prior to the date of this agreement.

AEST means Australian Eastern Standard Time.

Affiliates of any person means a Related Body Corporate of the person or any other person that directly, or indirectly through 1 or more intermediaries, Controls, or is Controlled by, or is under common Control with, this person.

Allocation Interests has the meaning given to that term in the ASX Settlement Operating Rules.

Allotment Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Application Form means the application form accompanying the Prospectus or any Supplementary Prospectus in relation to the Offer.

ASIC means the Australian Securities & Investments Commission.

ASIC Act means the Australian Securities and Investment Commission Act 2001 (Cth).

ASX means ASX Limited or the Australian Securities Exchange, as appropriate.

ASX Settlement means ASX Settlement Pty Ltd.

ASX Settlement Operating Rules means the Settlement Operating Rules made by ASX Settlement.

Authorisation means, in relation to a person, a licence, permit, approval, authorisation, order, certificate, concession, consent or other permission of or from a Governmental Agency which is necessary for the person to own or lease its assets and properties or to engage in the conduct of its businesses.

Authorised Officer means a director or secretary of a party or any other person(s) who may act as an authorised officer for the purposes of this agreement.

Bookbuild means the bookbuild process undertaken by the parties prior to entry into this agreement.

Bookbuild Closing Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Bookbuild Confirmation Letter means the documents (including a confirmation acceptance advice or CARD Form) to be sent to, and to be signed by, each Institutional Investor confirming its participation in the Institutional Offer, substantially in the form agreed by the Company and the Underwriter prior to the Institutional Offer Closing Date (and as may be amended by the Underwriter in consultation with the Company).

Broker means a broker appointed by the Underwriter pursuant to clause 2.3 to act as a participating broker to the Offer and to participate in the Broker Firm Offer.

Broker Firm Offer means the offer of a firm allocation of Offer Shares at the Offer Price to Brokers for allocation to their private clients in Australia provided such private clients are Sophisticated Investors and offers and sales under the Broker Firm Offer may not be made in the United States.

Broker Firm Offer Opening means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Business Day means a day on which:

(a)	ASX is open for trading in securities; and

(b)	banks are open for general banking business in Sydney, New South Wales.

CARD Form means a confirmation of allocation and registration form.

CHESS means the Clearing House Electronic Subregister System.

CHESS Rules means the ASX Settlement Operating Rules and the provisions of the Corporations Act and Listing Rules concerning the electronic share registration and transfer system as and to the extent that they apply to the Company.

Claim means any allegation, debt, cause of action, judgment, order, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise.

Closing Certificate means a certificate in the form appearing in Schedule 2 signed by 2 directors, or 1 director and 1 company secretary of the Company and delivered to the Underwriter in accordance with this agreement.

Completion will occur when all of the Offer Shares have been allotted and issued by the Company in accordance with the Offer and all of the obligations under this agreement have been satisfied (including the obligations under clause 6) or this agreement has been terminated.

Control (including the terms Controlled by and under common Control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person, whether through the ownership of securities or other interests, by contract or agency or otherwise and the term person is deemed to include a partnership.

Corporations Act means the Corporations Act 2001 (Cth).

Costs means any costs, charges or expenses.

Details means the details section of this agreement in Schedule 3.Dispose includes:

(a)	the meaning given by the Listing Rules;

(b)	to sell, assign, transfer or otherwise dispose of any interest in shares;

(c)	to encumber or grant a security interest over shares;

(d)	to grant or exercise an option in respect of any shares;

(e)	to do, or omit to do, any act if the act or omission would have the effect of transferring effective ownership or control of any shares; or

(f)	agree to do any of those things.

Due Diligence Committee means the due diligence committee formed by the Company in connection with the Offer.

Due Diligence Investigations means the activities referred to in clause 7.1.

Due Diligence Planning Memorandum means the document which documents the Due Diligence Process as adopted by the Due Diligence Committee.

Due Diligence Process means the due diligence process and procedures established in relation to the Offer and the Offer Documents and summarised in the Due Diligence Planning Memorandum adopted by the Due Diligence Committee and, where appropriate, includes relevant reports and findings resulting from that process.

Due Diligence Report means the report of the Due Diligence Committee to the directors of the Company and each of the Due Diligence Committee members (including the Underwriter) and their representatives, including the attachments specified therein.

DvP means a delivery versus payment basis of settlement in accordance with the ASX Settlement Operating Rules.

Eligible U.S. Fund Manager means a dealer or professional fiduciary organised, incorporated or (if an individual) resident in the United States acting for an account (other than an estate or trust) held for the benefit or account of persons that are not U.S. Persons for which it has and is exercising investment discretion, within the meaning of Rule 902(k)(2)(i) of Regulation S.

Encumbrance means any mortgage, lien, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit a prendre, easement or any other security arrangement or any other arrangement having the same effect.

Enquiry means any actual or threatened Claim or proceedings in relation to the Offer, the Offer Documents, the Company or any of its officers, directors or principal shareholders, or any investigation, enquiry, order, action, suit, charge, investigation or other proceeding (whether commenced, announced or threatened) by ASIC, ASX or Governmental Agency in relation to the Offer, the Offer Documents, the Company, the Group or any of the Company’s officers, directors or principal shareholders, and includes any circumstances where:

(a)	ASIC issues an order (including an interim order) under section 739;

(b)	ASIC holds a hearing under section 739(2);

(c)
an application is made by ASIC for an order under Part 9.5 in relation to the Offer, or the Offer Documents or ASIC commences any investigation or hearing under Part 3 of the ASIC Act in relation to the Offer or the Offer Documents;

(d)	any person who has previously consented to the inclusion of its name in any of the Offer Documents withdraws that consent; or

(e)	any person gives a notice under section 730 in relation to the Offer Documents.

GFN means General Finance Corporation.

Governmental Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency, bureau, municipal, board, instrumentality or entity.

Gross Offer Proceeds means the number of Offer Shares to be issued under the Offer multiplied by the Offer Price.

Group means the Company and GFN Australasia Finance Pty Ltd (ACN 121 227 790, RWA Holdings Pty Limited (ACN 106 913 96), Royal Wolf Trading Australia Pty Ltd (ACN 069 244 417), Royal Wolf Hi-Tech Pty Ltd (ACN 079 735 050), Royalwolf NZ Acquisition Co. Ltd and Royalwolf Trading New Zealand Ltd.

GST has the same meaning as in the GST Law.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Group has the meaning it has in the GST Law.

GST Law has the meaning given to that term in the GST Act.

Indemnified Parties means the Underwriter and its Representatives.

Input Tax Credit has the meaning it has in the GST Law.

A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to its property;

(c)
it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Underwriter);

(d)
an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 7 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above;

(e)	it is taken (under section 459F(1)) to have failed to comply with a statutory demand;

(f)	it is the subject of an event described in sections 459C(2)(b) or 585 (or it makes a statement from which the Underwriter reasonably deduces it is so subject);

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction.

Institutional Investor means an investor to whom, in the absolute discretion of the Underwriter, Offer Shares are able to be offered under applicable laws without the need for any prospectus, registration or other formality (other than a registration or formality which the Company is willing to comply with), including, in Australia, Professional Investors and Sophisticated Investors, and in New Zealand, NZ Institutional Investors, but excluding any investor that is in the United States or is a U.S. Person and is acting for the account or benefit of a U.S. Person (other than an Eligible U.S. Fund Manager); or

Institutional Offer means the offer of Offer Shares to Institutional Investors in Australia, New Zealand, the United Kingdom, France, Germany, Switzerland, Norway, the Netherlands, Ireland, Italy, Singapore, Hong Kong, Japan and the United Arab Emirates, as described in the Offer Documents, and other jurisdictions as agreed between the Underwriter and the Offerors but excluding the United States.

Institutional Offer Closing Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Listing Approval Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Listing Rules means the Listing Rules of ASX, as may be waived or modified from time to time.

Lodgement Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Losses means all Claims, demands, damages, losses, costs, expenses and liabilities.

Mandate Letter means the mandate letter between the Underwriter and the Company in relation to the Offer.

Material Adverse Effect means, in the opinion of the Underwriter (acting reasonably), a material adverse change or effect, or any development involving a prospective material adverse change or effect, in or affecting:

(a)
the general affairs, business, operations, assets, liabilities, financial position or performance, profits, losses, prospects, earnings position, shareholder's equity, or results of operations of the Group or otherwise (taken as a whole);

(b)	the market price of the Ordinary Shares; or

(c)	the success, marketing or settlement of the Offer.

Material Contract means each of the contracts summarised in the Offer Documents including the Restriction Agreement.

NZ Institutional Investors means, in New Zealand, persons who fall within any of sections 3(2)(a)(ii), 3(2)(a)(iia), 3(2)(a)(iib) of the NZ Securities Act and/or who are eligible persons as defined in section 5(2CC) of the NZ Securities Act.

NZ Securities Act means the New Zealand Securities Act 1978.

Offer means:

(a)	the Institutional Offer; and

(b)	the Broker Firm Offer,

in each case arising in connection with the initial public offering of Offer Shares by the Offerors under the Pathfinder or the Prospectus at the Offer Price.

Offer Documents means the following documents issued or published by, or on behalf of, and with the authorisation of, the Offerors in respect of the Offer, and in a form approved by the Offerors:

(a)	the Pathfinder and any document which supplements or replaces the Pathfinder;

(b)	the Prospectus, any Application Form and any Supplementary Prospectus;

(c)	the cover email sent by the Company to eligible Institutional Investors outside of Australia and New Zealand annexing the Pathfinder in connection with the Institutional Offer and Bookbuild; and

(d)	the marketing presentation and/or ASX announcement used by the Company to conduct the Institutional Offer and the Broker Firm Offer.

Offer Price means $[insert], being the fixed Australian dollar price determined in the Bookbuild.

Offer Shares means the [insert] Ordinary Shares to be issued under the Offer.

Offerors means the Company and the Guarantor.

Ordinary Shares means fully paid ordinary shares in the capital of the Company.

Pathfinder means a draft Prospectus for the Offer dated 27 April, 2011 that has been provided to Institutional Investors, co-lead managers, co-managers, Brokers and sub-underwriters for the purposes of the roadshow and Bookbuild.

Payee means a party who is reimbursed for Costs.

Price in relation to a supply means the amount of any payment in connection with the supply and the GST-exclusive market value of any non-monetary consideration.

Proceedings has the meaning given in clause 12.6(a).

Professional Investors has the meaning given to that term in section 708(11).

Prospectus means the prospectus to be lodged with ASIC under section 718 in relation to the Offer (and, where the context requires, includes any Supplementary Prospectus).

Public Information means public and other media statements made by either Offeror or any Related Body Corporate of an Offeror in relation to the business or affairs of the Company or the Offer.

Quotation Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Recipient means the recipient of a supply for the purposes of the GST Law.

Register means the official register of Ordinary Shares and/or securities (if issued) as the context requires, each being maintained by the Registry on the Company's behalf and including any subregister established and maintained under the ASX Settlement Operating Rules.

Registry means Link Market Services Limited or any other registry that the Company appoints to maintain the Register.

Regulation S means Regulation S under the U.S. Securities Act.

Related Body Corporate has the same meaning as in section 50 of the Corporations Act.

Relevant Limitation has the meaning given in clause 12.13.

Representative means, in respect of a person, its Affiliates and the officers, directors, employees, partners, contractors, agents, advisers and representatives of the person or of an Affiliate of the person.

Representative Member has the meaning it has in the GST Law.

Restriction Agreement means the agreement to be entered into by the Guarantor and GFN under which:

(a)	the Guarantor agrees not to dispose of any Ordinary Shares held by it; and

(b)	GFN agrees not to dispose of any shares held by it in the Guarantor or any interest it has in the Ordinary Shares held by the Guarantor,

in the period from the Allotment Date until the Restriction End Date.

Restriction End Date means the date the audited financial accounts of the Company for the financial year ended on 30 June 2012 have been lodged with the ASX .

Restriction Undertaking means the undertaking provide by GFN in respect to the shares it holds in the Guarantor as set out in clause 9.3.

Selling Restrictions means the selling restrictions advice provided by Baker & McKenzie as set out in Schedule 4.

Settlement Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Shortfall Notice means a notice which may be given by the Company to the Underwriter in accordance with clause 6.1(a) specifying the number of Shortfall Shares.

Shortfall Notification Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Shortfall Shares means the total number of Offer Shares for which Valid Applications have not been received in accordance with the terms of this agreement.

Sophisticated Investors means investors to whom an offer of securities does not need disclosure under Part 6D.2 pursuant to section 708(8).

Subsidiary has the meaning given in the Corporations Act and includes:

(a)	in respect of a company, an entity whose profit or loss is required by current accounting practice to be included in the consolidated annual statement of financial performance of that company; and

(b)
in respect of a trust, a corporation or trust that would have been a Subsidiary if that trust were a corporation and including any sub-trust which is directly or indirectly Controlled by the trust, whether by way of holding the majority of voting interests that allow a beneficial holder to influence the affairs of the trust or otherwise.

Supplementary Prospectus means any supplementary or replacement Prospectus prepared or required to be prepared and lodged with ASIC under section 719 in connection with the Offer.

Supplier means the party making a supply for the purposes of the GST Law.

Tax Invoice has the meaning it has in the GST Law.

Termination Events means the events specified in clause 11.1.

Timetable means the Timetable set out in Schedule 1 as it may be varied under clause 4.2.

U.S. Person has the meaning given to that term in Rule 902(k) under the U.S. Securities Act.

United States has the meaning in Rule 902(l) under the U.S. Securities Act.

U.S. Securities Act means the U.S. Securities Act of 1933, as amended.

Valid Application means:

(a)
(Institutional Offer) if it was made pursuant to the Institutional Offer, a duly completed CARD Form or confirmation acceptance advice as part of the Bookbuild Confirmation Letter in respect of the relevant Offer Shares from an Institutional Investor submitted in accordance with the requirements of the Underwriter on or before 5.00pm on the Institutional Offer Closing Date or a later time as the parties agree, which confirmed that the Institutional Investor or its nominee will pay the Offer Price for the relevant Offer Shares in cleared funds via DvP on or before the Settlement Date;

(b)
(Broker Firm Offer) if it was made pursuant to the Broker Firm Offer, a duly completed CARD Form or confirmation advice in respect of relevant Offer Shares delivered to the Underwriter by a Broker in accordance with the requirements of that Underwriter and the Company on or before 5.00pm on the Broker Firm Closing Date or a later time as the parties agree, which included details necessary to permit DvP to occur through CHESS in respect of those Offer Shares on or before the Settlement Date; and

(c)
(Shortfall Shares) if it is made by or on behalf of the Underwriter under clause 6.3(a), an application submitted by, or by persons nominated by, the Underwriter, which confirms that the relevant applicant will make payment of the Offer Price for the relevant Offer Shares in cleared funds via DvP on the Settlement Date.

2	Interpretation

In this agreement the following rules of interpretation apply unless the contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of this agreement;

(b)	the singular includes the plural and vice versa;

(c)	words that are gender neutral or gender specific include each gender;

(d)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	the words 'such as', 'including', 'particularly' and similar expressions are not used as, nor are intended to be, interpreted as words of limitation;

(f)	a reference to:

(i)	a person includes a natural person, partnership, joint venture, government agency, association, corporation or other body corporate;

(ii)	a thing (including, but not limited to, a chose in action or other right) includes a part of that thing;

(iii)	a party includes its successors and permitted assigns;

(iv)	a document includes all amendments or supplements to that document;

(v)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this agreement;

(vi)	this agreement includes all schedules and attachments to it;

(vii)
a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity and is a reference to that law as amended, consolidated or replaced;

(viii)	an agreement other than this agreement includes an undertaking, or legally enforceable arrangement or understanding, whether or not in writing; and

(ix)	a monetary amount is in Australian dollars;

(g)	an agreement on the part of two or more persons binds them jointly and severally;

(h)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day;

(i)	in determining the time of day, where relevant to this agreement, the relevant time of day is:

(i)	for the purposes of giving or receiving notices, the time of day where a party receiving a notice is located; or

(ii)	for any other purpose under this agreement, the time of day in the place where the party required to perform an obligation is located; and

(j)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it.

Schedule 1	—

Timetable

Event	Date
Bookbuild Opening Date / Institutional Offer Opening Date - date on which the Bookbuild and Institutional Offer open	9:00am Thursday, 12 May 2011
Bookbuild Closing Date / Institutional Offer Closing Date - date on which the Bookbuild and Institutional Offer close	6:00pm Thursday, 12 May 2011
Allocation Date - date on which the shares are allocated amongst the Institutional Offer and Broker Firm Offer	Thursday, 12 May 2011
Lodgement Date - last day for lodgement of the Prospectus	Friday, 13 May 2011
Broker Firm Offer Opening Date – date on which the Broker Firm Offer opened	Friday, 20 May 2011
Broker Firm Offer Closing Date – date on which the Broker Firm Offer closed	Thursday, 26 May 2011
Shortfall Notification Date - date on which the shortfall is notified to the Underwriter	Friday, 27 May 2011
Listing Approval Date – date by which ASX to have confirmed quotation of the Offer Shares	Monday, 30 May 2011
Settlement Date - day of settlement for Institutional Offer and Broker Firm Offer	Monday, 30 May 2011
Allotment Date - last day of issue of Offer Shares	Tuesday, 31 May 2011
Quotation Date - deferred settlement trading commences on ASX	Tuesday, 31 May 2011
Transaction confirmation statements despatched - last date for uncertificated shareholding statements to be despatched in respect of the Offer Shares which are allotted in respect of the Valid Applications
Monday, 6 June 2011
Normal trading commences	Tuesday, 7 June 2011

Schedule 2	—

Closing Certificate

To:	Credit Suisse (Australia) Limited

Each of the undersigned, being Royal Wolf Holdings Limited (Company) and the Guarantor (together, the Offerors), certify as at the date of this certificate, that to the best of their knowledge and information after due enquiry, in relation to the Company:

(a)	each of the Offerors have complied with all obligations on their part to be performed:

(i)	under the Underwriting Agreement between Credit Suisse (Australia) Limited, the Company and the Guarantor dated 13 May 2011 (Agreement); and

(ii)	in respect of the Offer under statute or otherwise;

(b)	none of the events set out in clauses 11.1 of the Agreement have occurred; and

(c)	the representations and warranties given by the Offerors set out in clauses 8.1 of the Agreement are true and correct.

For the purposes of this certificate, “Offer ” has the meaning given in the Agreement.

Signed for and on behalf of the [Company / Guarantor]:

_/s/________________________________                            __/s/______________________________

Signature of director                                                                     Signature of director/company secretary

_/s/________________________________                             __/s/______________________________

Name of director (block letters)                                                   Name of director/company secretary

(block letters)

Schedule 3	– Details

(a)	Company

Name	Royal Wolf Holdings Limited
Address	Suite 202, Level 2, 22-28 Edgeworth David Avenue, Hornsby NSW 2077
Attention	Robert Allan, Chief Executive Officer
Fax	+61 2 9482 3477

(b)	Guarantor

Name	GFN U.S. Australasia Holdings, Inc.
Address	39 East Union Street, Pasadena, California 91103, United States
Attention	Chris Wilson, General Counsel & Vice President
Fax	+1 626 795 8090

(c)	Underwriter

Name	Credit Suisse (Australia) Limited (ACN 121 226 793)
Address	Level 31, Gateway, 1 Macquarie Place, Sydney NSW 2000
Attention	Richard Sherman Copy to Anand Sundaraj at email address: anand.sundaraj@credit-suisse.com
Fax	+612 8206 4482

Schedule 4 — Selling Restrictions

Executed as an agreement.

Executed by Royal Wolf Holdings Limited in accordance with section 127 of the Corporations Act 2001 (Cth) by:
Signature of director /s/ Robert Allan	Signature of director/secretary /s/ Greg Baker
Name of director (print) Robert George Allan	Name of director/secretary (print) Gregory Brian Baker

Signed by General Finance Corporation:
Signature of Ronald Valenta /s/ Ronald Valenta

Signed by GFN U.S. Australasia Holdings, Inc.:
Signature of Ronald Valenta /s/ Ronald Valenta

/s/ Richard Sherman
Signed by Richard Sherman as attorney for Credit Suisse (Australia) Limited under power of attorney dated 12 May 2011 in the presence of:	/s/
Signature of witness /s/	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney
Name of witness (print)